UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

TEXAS MINERAL RESOURCES CORP.

(Exact name of registrant as specified in its charter)

Delaware	1090	87-0294969
(State or other jurisdiction of	(Primary Standard Industrial	(I. R. S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

539 El Paso Ave.

Sierra Blanca, TX 79851

(361) 790-5831

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Daniel E. Gorski

Chief Executive Officer

516 South Spring Ave.

Tyler, Texas 75702

(361) 790-5831

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copy to:

Thomas C. Pritchard, Esq.

Thomas C. Pritchard, P.C.

800 Bering Dr., Suite 201

Houston, Texas 77057

Tel: (713) 209-2911

Fax: (832) 538-1265

As soon as practicable after this Registration Statement becomes effective

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filed, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filed,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934 (“Exchange Act”).

[ ]	Large accelerated filer	[ ]	Accelerated filer
[ ]	Non-accelerated filer		(Do not check if a smaller reporting company)
		[X]	Smaller reporting company
		[ ]	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount Being Registered (1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Shares of Common Stock underlying the Warrants(3)	11,032,730	$0.64	$7,060,947	$916.51
TOTAL	11,032,730	$0.64	$7,060,947	$916.51

Shares to Register:

(1)Pursuant to Rule 416 under the Securities Act of 1933, the Registrant is also registering such additional indeterminate number of shares as may become necessary to adjust the number of shares as a result of a stock split, stock dividend or similar adjustment of its outstanding Common Stock.

(2)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average high and low prices of the Common Stock as traded on the OTC QB on December 16, 2019.

(3)Represents shares of Common Stock issuable by the registrant upon the exercise of warrants comprised of the following: (i) 2,253,865 shares of Common Stock underlying class A warrants exercisable at $0.35 per share expiring in December 2020; (ii) 2,253,865 shares of Common Stock underlying class B warrants exercisable at $0.50 per share expiring in December 2020; and (iii) 6,525,000 shares of Common Stock underlying other warrants exercisable at $0.35 per share expiring in December 2020.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be amended. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION

Prospectus dated December 26, 2019

TEXAS MINERAL RESOURCES CORP.

11,032,730 Shares of Common Stock

This prospectus relates to the resale of up to 11,032,730 shares of common stock, par value $0.01 (“Common Stock”), by certain shareholders (the “selling security holders”). The shares of Common Stock subject to this prospectus are issuable to the selling security holders upon exercise of outstanding warrants as follows: (i) 2,253,865 shares of Common Stock underlying class A warrants exercisable at $0.35 per share expiring in December 2020; (ii) 2,253,865 shares of Common Stock underlying class B warrants exercisable at $0.50 per share expiring in December 2020; and (iii) 6,525,000 shares of Common Stock underlying other warrants exercisable at $0.35 per share expiring in December 2020 (the warrants are collectively referred to as the “Warrants”). The Warrants were issued by the Company to the selling security holders in two separate financings during 2015.

We will not receive any proceeds from the resale of any of the shares offered hereby,

Our Common Stock is listed for quotation on the OTC QB quotation systems under the symbol “TMRC.” The market for the Common Stock is limited, sporadic and volatile. The closing price of our Common Stock on December 16, 2019 was $0.64 per share.

We are not selling any of the Common Stock that we are registering. The Common Stock will be sold by the selling security holders at the market price as of the date of sale or a price negotiated in a private sale.

This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment. You should read this prospectus in its entirety and carefully consider the risk factors beginning on page 10 of this prospectus and the financial data and related notes incorporated by reference before deciding to invest in the shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _______, 2019

TABLE OF CONTENTS

PROSPECTUS SUMMARY	6
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	10
GLOSSARY OF TERMS	12
RISK FACTORS	13
USE OF PROCEEDS	25
SELLING SECURITY HOLDERS	25
PLAN OF DISTRIBUTION	29
DESCRIPTION OF OUR CAPITAL STOCK	30
BUSINESS	31
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	41
DETERMINATION OF OFFERING PRICE	43
MARKET PRICE INFORMATION AND DIVIDEND POLICY	43
MANAGEMENT	44
PRINCIPAL STOCKHOLDERS	50
DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	52
EXPERTS	52
LEGAL MATTERS	52
WHERE YOU CAN FIND MORE INFORMATION	52
INDEX TO FINANCIAL STATEMENTS	53

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should assume that the information contained in this prospectus is accurate as of the date on the front of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date. This prospectus will be updated as required by law.

PROSPECTUS SUMMARY

This summary highlights selected information about the Company and this offering. This summary is not complete and does not contain all of the information that may be important to you. You should read carefully the entire prospectus, including “Risk Factors” and the other information contained or incorporated by reference in this prospectus before making an investment decision.

General

We were incorporated in the State of Nevada in 1970 as Standard Silver Corporation. In September 2008, we amended and restated our Articles of Incorporation to (i) increase of the number of shares of Common Stock from 25,000,000 to 100,000,000, and (ii) authorize an additional 10,000,000 shares of preferred stock, to be issued at management’s discretion. In August 2012, we changed our state of incorporation from the State of Nevada to the State of Delaware (the “Reincorporation”) pursuant to a plan of conversion. In March 2016, the Company amended its Certificate of Incorporation to change the name of the Company from “Texas Rare Earth Resources Corp” to “Texas Mineral Resources Corp”. Our Common Stock is traded on the OTCQB under the symbol “TMRC,” and the market for our Common Stock is extremely limited, sporadic and highly volatile.

As used in this registration statement and prospectus, “we”, “us”, “our”, “TMRC” or the “Company” refers to Texas Mineral Resources Corp, unless otherwise noted.

This prospectus contains certain “forward-looking statements” within the meaning of the federal securities laws, which statements involve substantial risks and uncertainties. In some cases, it is possible to identify forward-looking statements because they contain words such as “anticipates,” believes,” “contemplates,” “continue,” “could,” “estimates,” “expects,” “future,” “intends,” “likely,” “may,” “plans,” “potential,” “predicts,” “projects,” “seek,” “should,” “target” or “will,” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. Many factors could cause our actual operations or results to differ materially from the operations and results anticipated in forward-looking statements. These factors include, but are not limited to, those set forth under “Risk Factors” commencing on page 10.

Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as “expects” or “does not expect”, “is expected”, “anticipates” or “does not anticipate”, “plans”, “estimates” or “intends”, or stating that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved) are not statements of historical fact and may be forward-looking statements. Forward-looking statements in this prospectus include, but are not limited to:

•the progress, potential and uncertainties of our 2019-2020 rare-earth exploration program at our Round Top project, located near Sierra Blanca, Texas (the “Round Top Project”);

•costs, timing, and actual obtainable results from and of feasibility studies, including preliminary economic assessments, for our Round Top Project;

•the success of getting the necessary permits for future drill programs and future project exploration;

•expectations regarding the ability to continue to obtain funding and/or ability to raise capital and to continue our exploration plans at our Round Top Project; and

•plans regarding anticipated expenditures at the Round Top Project.

Business of the Company

We are a mining company engaged in the business of the acquisition, exploration and development of mineral properties. We currently hold two eleven year leases with the Texas General Land Office (“GLO”), executed in September 2011 and November 2011, respectively, to explore and develop a 950 acre rare earths project located in Hudspeth County, Texas, known as the Round Top Project. We also have prospecting permits covering 9,345 acres adjacent to the Round Top Project. Our principal focus is on developing a metallurgical process to concentrate or otherwise extract the metals from the Round Top Project’s rhyolite, and to conduct additional engineering, design, geotechnical work and permitting necessary for a bankable feasibility study. We currently have limited operations and have not established that any of our projects or properties contain any Proven or Probable Reserves under Guide 7.

In March 2013, we purchased the 54,990 acre surface lease at the Round Top Project, known as the West Lease, from the Southwest Wildlife and Range Foundation (the “Foundation”) for $500,000 and the issuance of 1,063,830 shares of our Common Stock. We also agreed to support the Foundation through an annual payment of $45,000 for ten years to support conservation efforts within the Rio Grande Basin and in particular engaging in stewardship of Lake Amistad, a large and well-known fishing lake near Del Rio, Texas. The West Lease provides unrestricted surface access for the potential development and mining of our Round Top Project.

In October 2014, we executed agreements with the GLO securing the option to purchase the surface rights covering the potential Round Top Project mine and plant areas and, separately, a lease to develop the water necessary for the potential Round Top Project mine operations. The option to purchase the surface rights covers approximately 5,670 acres over the mining lease and the additional acreage adequate to site all potential heap leaching and processing operations as currently anticipated by the Company. We may exercise the option for all or part of the option acreage at any time during the sixteen year primary term of the mineral lease. The option can be kept current by an annual payment of $10,000. The purchase price will be the appraised value of the surface at the time of exercising the option. The ground water lease secures our right to develop the ground water within a 13,120 acre lease area located approximately 4 miles from the Round Top deposit. The lease area contains five existing water wells. It is anticipated that all potential water needs for the Round Top Project mine operations will be satisfied by the existing wells covered by this water lease. This lease has an annual minimum production payment of $5,000 prior to production of water for the operation. After initiation of production we will pay $0.95 per thousand gallons or $20,000 annually, whichever is greater. This lease remains effective as long as the mineral lease is in effect.

In March 2015, we conducted a trial mining test during which we mined 500 tonnes of rhyolite, transported and crushed the ore to 80% passing an approximate one inch screen. This rock is now stockpiled and is expected to be used in our contemplated pilot plant development.

In April 2015, we executed a uranium offtake agreement with UG USA, a subsidiary of Areva, to supply up to 300,000 pounds of natural uranium concentrates (U308) per year based upon a pricing formula indexed to U308 spot prices at the times of delivery. The agreement is for a term of five years commencing in 2018 or as soon thereafter, contingent upon development and production at its Round Top Project, and the other terms and conditions reflect industry standards.

During 2017 TMRC in association with Penn State University, REE Tech and Inventure Renewables of Tuscaloosa, Alabama, jointly applied for a Department of Energy grant to evaluate the economic potential of rare earth elements associated with Appalachian coal deposits. Our group was awarded the first phase of this grant on October 19 2017. Work in progress consists of our identification of a resource, developing the physical metallurgy to concentrate the minerals (Penn State) and developing the CIX/CIC process to separate the individual rare earth elements and to separate and refine various other elements including iron and aluminum (Inventure and K-Tech).

In August 2018, we executed a joint venture agreement with Morzev PTY LTD, doing business as USA Rare Earth (“Morzev” or “USA Rare Earth”), to develop the Round Top Project. Terms of the agreement require Morzev to expend up to $10 million to produce a bankable feasibility study. The funds will be allocated in two tranches, the first of $2.5 million to optimize and finalize the metallurgical processing, and the remaining $7.5 million to be used to fund the engineering, design, geotechnical work, and permitting necessary for a bankable feasibility study. Upon completion of these funding milestones, Morzev will earn and own 70% of the Round Top Project and will have a six-month option to purchase an additional 10% (bringing its ownership in the Round Top Project to 80%) for a purchase price of $3 million. In August 2019, Morzev assigned its ownership right to USA Rare Earth LLC. In connection with entering into this agreement, Morzev purchased 646,054 shares of Common Stock for $140,000.

In August 2019, we published a PEA prepared in accordance with Canadian NI 43-101 specifications. The PEA calls for a 20,000 tonnes per day heap leach operation producing three basic revenue streams, one a REE stream, second a tech metal stream that includes lithium and uranium, and a third consisting of a variety of industrial and fertilizer sulfate products.

Cautionary Note to Investors: The PEA has been prepared in accordance with Canadian National Instrument 43-101 — Standards of Disclosure for Mineral Projects (“NI 43-101”) and the Canadian Institute of Mining, Metallurgy and Petroleum (the “CIM”) — CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended. The Company has voluntarily had the PEA prepared in accordance with NI 43-101 but the Company is not subject to regulation by Canadian regulatory authorities and no Canadian regulatory authority has reviewed the PEA or passed upon its accuracy or compliance with NI 43-101. The terms “mineral reserve”, “proven mineral reserve” and “probable mineral reserve” are Canadian mining terms as defined in accordance with NI 43-101. These definitions differ from the definitions in SEC Industry Guide 7 under the United States Securities Act of 1933, as amended (the “Securities Act”). Under SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority. In addition, the terms “mineral resource”, “measured mineral resource”, “indicated mineral resource” and “inferred mineral resource” are defined in NI 43-101; however, these terms are not defined terms under SEC Industry Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. Investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves. “Inferred mineral resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. Investors are cautioned not to assume that all or any part of an inferred mineral resource exists or is economically or legally mineable. Disclosure of “contained ounces” in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC Industry Guide 7 standards as in place tonnage and grade without reference to unit measures. Accordingly, information in the PEA contains descriptions of our mineral deposits that may not be comparable to similar information made public by United States companies subject to the reporting and disclosure requirements under the United States federal securities laws and the rules and regulations thereunder. Our project as described in the PEA currently does not contain any known proven or probable ore reserves under SEC Industry Guide 7 reporting standards. U.S. investors are urged to consider closely the disclosure in the Registrant’s latest reports and registration statements filed with the SEC. U.S. Investors are cautioned not to assume that any defined resources in these categories will ever be converted into SEC Guide 7 compliant reserves.

In August 2019, we issued 5,111,625 shares of our Common Stock for $1,840,185 to the Navajo Transitional Energy Company, a company formed under the laws of the Navajo Nation. Concurrently with this purchase, the Company agreed to expand its Board from five members to seven and granted this investor the right to appoint two Board members. In connection therewith, Peter Denetclaw and Clark Moseley were nominated and elected as directors in August 2019.

Executive Officers of the Company

The following table sets forth certain information regarding our executive officers as of the date of this prospectus:

Name	Age	Position
Daniel E. Gorski	82	Chief Executive Officer and Director
Wm Chris Mathers	60	Chief Financial Officer

Daniel E. Gorski – Mr. Gorski has served as a director of the Company since January 2006 and as the Company’s chief operating officer since May 2011. Prior thereto, Mr. Gorski served as the Company’s president and chief executive officer from January 2007 to May 2011. From July 2004 to January 2006, Mr. Gorski was the co-founder and vice president of operations for High Plains Uranium Inc., a uranium exploration and development company that went public on the Toronto Stock Exchange in December 2005. Between June 1996 to May 2004, Mr. Gorski served as an officer and director of Metalline Mining Co., a publicly traded mining and development company with holdings in the Sierra Mojada Mining District, Coahuila, Mexico. From January 1992 to June 1996, Mr. Gorski was the exploration geologist under contract to USMX Inc. and worked exclusively in Latin America. Mr. Gorski earned a BS in 1960 from Sul Ross State College, in Alpine, Texas and an MA in 1970 from the University of Texas in Austin, Texas. Mr. Gorski has over forty-three years of experience in the mining industry.

Wm Chris Mathers – Mr. Mathers was appointed as the Company’s Chief Financial Officer from 2010 through 2012 and again from February 2016 through the present. Mr. Mathers is also involved in providing contract chief financial officer and consulting services to a wide variety of privately and publicly held companies. From 1993 through 1999, Mr. Mathers served as CFO to InterSystems, Inc. (AMEX:II). Mr. Mathers began his career in public accounting with the international accounting firm of PriceWaterhouse. Mr. Mathers holds a BBA in accounting from Southwestern University located in Georgetown, Texas, and is also a Certified Public Accountant.

Warrants

The shares of Common Stock underlying the Warrants are comprised of the following: (i) 2,253,865 shares of Common Stock issuable at an exercise price of $0.35 per share expiring in December 2020; (ii) 2,253,865 shares of Common Stock issuable at an exercise price of $0.50 per share expiring in December 2020; and (iii) 6,525,000 shares of Common Stock issuable at an exercise price of $0.35 per share expiring in December 2020. The Warrants were issued by the Company to the selling security holders in two separate financings during 2015 and contain customary anti-dilution provisions. The Company will not receive any proceeds from the resale of the shares underlying the Warrants.

Risk Factors

Investing in our Common Stock involves risks that include the speculative nature of the mining business, competition, need for additional capital and other material factors. You should read carefully the section of this prospectus entitled “Risk Factors” beginning on page 10 for an explanation of these risks before investing in our Common Stock. In particular, the following considerations may offset our competitive strengths or have a negative effect on our strategy or operating activities, which could cause a decrease in the price of our Common Stock and a loss of all or part of your investment:

•our business is difficult to evaluate because of our limited operating history;

•we have incurred net losses from inception and expect to continue to incur net losses;

•we have no mining revenue and don’t expect mining revenue in the near future;

•we need to raise capital to continue to fund working capital obligations if USA Rare Earth fails to fund its obligations to earn ownership in the Round Top Project;

•we will need to raise significant additional funds to exploit the Round Top Project subsequent to the $10 million funding contemplated to be provided by USA Rare Earth;

•the mining industry is intensely competitive;

•regulations that govern the mining industry are significant; and

•the selling security holders’ ability to sell shares of our Common Stock from time to time under this prospectus may have an adverse effect on the public market of our Common Stock.

About This Offering

Common Stock offered by the selling security holders	11,032,730 shares beneficially held by the selling security holders that may be sold from time to time.
Shares outstanding prior to the offering	56,228,508 shares of Company Common Stock
Shares to be outstanding after the offering	67,261,238 shares of Company Common Stock(1)(2)
Use of proceeds	The selling security holders will receive all of the proceeds from the sale of shares of our Common Stock. We will not receive any proceeds from the sale of the Common Stock.
Risk Factors	The securities offered hereby involve a high degree of risk. See “Risk Factors.”
Stock symbol	TMRC

(1)Assuming the exercise and issuance by the Company of all shares underlying the Warrants as of the date of the prospectus.

(2)Excluding 12,551,010 shares of Common Stock underlying other outstanding derivative securities.

Corporate Address

Our executive offices are located at 539 El Paso Avenue, Sierra Blanco, Texas 79851, and our telephone number is (361) 790-5831.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of the federal securities laws. Such forward-looking statements concern the Company’s anticipated results and developments in the Company’s operations in future periods, planned exploration and development of its properties, plans related to its business and other matters that may occur in the future. These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management.

Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as “expects” or “does not expect”, “is expected”, “anticipates” or “does not anticipate”, “plans”, “estimates” or “intends”, or stating that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved) are not statements of historical fact and may be forward-looking statements. Forward-looking statements in this prospectus include, but are not limited to:

•the progress, potential and uncertainties of our 2019-2020 rare-earth exploration program at our Round Top Project, located near Sierra Blanca, Texas;

•cost, timing and actual obtainable results from and of feasibility studies, including PEAs for our Round Top Project;

•the success of getting the necessary permits for future drill programs and future project exploration;

•expectation that USA Rare Earth will fund its up to $10 million obligation to further develop the Round Top Project;

•expectations regarding the ability to raise the significant required capital to continue our exploration plans on the Round Top Project (subsequent to completion of the assumed $10 million of USA Rare Earth funding); and

•plans regarding anticipated expenditures at the Round Top Project.

Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors which could cause actual events or results to differ from those expressed or implied by the forward-looking statements, including, without limitation:

•risks associated with our ability to continue as a going concern in future periods;

•risks associated with our history of losses and need for additional financing (both from the contemplated USA Rare Earth funding and subsequent to such expected financing);

•risks associated with our limited operating history;

•risks associated with our properties all being in the exploration stage;

•risks associated with our lack of history in producing metals from the Round Top Project;

•risks associated with a shortage of equipment and supplies;

•risks associated with our need for additional financing to develop the Round Top Project;

•risks associated with our exploration activities not being commercially successful;

•risks associated with ownership of surface rights and other title issues with respect to our Round Top Project;

•risks associated with increased costs affecting our financial condition;

•risks associated with a shortage of equipment and supplies adversely affecting our ability to operate;

•risks associated with mining and mineral exploration being inherently dangerous;

•risks associated with mineralization estimates;

•risks associated with changes in mineralization estimates affecting the economic viability of our properties;

•risks associated with uninsured risks;

•risks associated with mineral operations being subject to market forces beyond our control;

•risks associated with fluctuations in commodity prices;

•risks associated with permitting, licenses and approval processes;

•risks associated with the governmental and environmental regulations;

•risks associated with future legislation regarding the mining industry and climate change;

•risks associated with potential environmental lawsuits;

•risks associated with our land reclamation requirements;

•risks associated with rare earth and beryllium mining presenting potential health risks;

•risks related to competition in the mining and rare earth elements industries;

•risks related to economic conditions;

•risks related to our ability to manage growth;

•risks related to the potential difficulty of attracting and retaining qualified personnel;

•risks related to our dependence on key personnel;

•risks related to our United States Securities and Exchange Commission (the “SEC”) filing history; and

•risks related to our securities.

This list is not exhaustive of the factors that may affect the Company’s forward-looking statements. Some of the important risks and uncertainties that could affect forward-looking statements are described further under the section headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of this prospectus. Although the Company has attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Except as required by law, the Company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. We qualify all the forward-looking statements contained in this prospectus by the foregoing cautionary statements.

In light of these risks and uncertainties, many of which are described in greater detail elsewhere in this prospectus, there can be no assurance that the events predicted in forward-looking statements contained in the prospectus will in fact transpire.

Should any of these risks or uncertainties materialize (in whole or in part), or should any of assumptions prove incorrect, actual results may differ materially from those included within these forward-looking statements. Except as may be required under applicable securities laws, the Company undertakes no obligation to update or publicly release the result of any revision to these forward-looking statements to reflect events or circumstances occurring after the date they are made or to reflect the occurrence of unanticipated events.

An investment in our Common Stock involves significant risks, including the risk of a loss of your entire investment. You should carefully consider the risks and uncertainties described below before purchasing our Common Stock. The risks set forth below are not the only ones facing our Company. Additional risks and uncertainties may exist and others could arise that could also adversely affect our business, financial condition, operations and prospects. If any of the following risks actually materialize, our business, financial condition, prospects and operations would suffer. In such event, the value of our Common Stock would decline, and you could lose all or a substantial portion of your investment.

GLOSSARY OF TERMS

Alteration	Any physical or chemical change in a rock or mineral subsequent to its formation.

Breccia	A rock in which angular fragments are surrounded by a mass of fine-grained minerals.

Concession	A grant of a tract of land made by a government or other controlling authority in return for stipulated services or a promise that the land will be used for a specific purpose.

Core	The long cylindrical piece of a rock, about an inch in diameter, brought to the surface by diamond drilling.

Diamond drilling

A drilling method in which the cutting is done by abrasion using diamonds embedded in a matrix rather than by percussion. The drill cuts a core of rock, which is recovered in long cylindrical sections.

Drift	A horizontal underground opening that follows along the length of a vein or rock formation as opposed to a cross-cut which crosses the rock formation.

Exploration	Work involved in searching for ore, usually by drilling or driving a drift.

Exploration expenditures	Costs incurred in identifying areas that may warrant examination and in examining specific areas that are considered to have prospects that may contain mineral deposit reserves.

GLO	Texas General Land Office.

Grade	The average assay of a ton of ore, reflecting metal content.

HREE	Heavy rare earth element(s).

Host rock	The rock surrounding an ore deposit.

Intrusive	A body of igneous rock formed by the consolidation of magma intruded into other rocks, in contrast to lavas, which are extruded upon the surface.

Lode	A mineral deposit in solid rock.

LREE	Light rare earth element(s).

Ore

The naturally occurring material from which a mineral or minerals of economic value can be extracted profitably or to satisfy social or political objectives. The term is generally but not always used to refer to metalliferous material, and is often modified by the names of the valuable constituent; e.g., iron ore.

Ore body	A continuous, well-defined mass of material of sufficient ore content to make extraction economically feasible.

Mine development	The work carried out for the purpose of opening up a mineral deposit and making the actual ore extraction possible.

Mineral	A naturally occurring homogeneous substance having definite physical properties and chemical composition, and if formed under favorable conditions, a definite crystal forms.

Mineralization	The presence of minerals in a specific area or geological formation.

Mineral Reserve

That part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination. Reserves are customarily stated in terms of “Ore” when dealing with metalliferous minerals.

PEA	Preliminary economic assessment.

Probable (Indicated) Reserves

Reserves for which quantity and grade and/or quality are computed from information similar to that used for proven (measured) reserves, but the sites for inspection, sampling, and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven (measured) reserves, is high enough to assume continuity between points of observation.

Prospect	A mining property, the value of which has not been determined by exploration.

Proven (Measured) Reserves

Reserves for which (i) (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes and (b) grade and/or quality are computed from the results of detailed sampling and (ii) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established.

REE	Rare earth element(s).

REO	Rare earth oxide(s).

Tonne	A metric ton which is equivalent to 2,200 pounds.

Trend	A general term for the direction or bearing of the outcrop of a geological feature of any dimension, such as a layer, vein, ore body, or fold.

Unpatented mining claim

A parcel of property located on federal lands pursuant to the General Mining Law and the requirements of the state in which the unpatented claim is located, the paramount title of which remains with the federal government. The holder of a valid, unpatented lode-mining claim is granted certain rights including the right to explore and mine such claim.

Vein	A mineralized zone having a more or less regular development in length, width, and depth, which clearly separates it from neighboring rock.

RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Risk Related to Our Business

We have a history of losses and will require additional financing to fund operations. Failure to obtain additional financing could have a material adverse effect on our financial condition and results of operation and could cast uncertainty on our ability to continue as a going concern in future periods.

During the fiscal year ended August 31, 2019, we had no revenues. For the fiscal year ended August 31, 2019, our net loss was approximately $1,206,000 and our accumulated deficit at August 31, 2019 was approximately $36.6 million. At August 31, 2019, our cash position was approximately $1,825,000 and our working capital surplus was approximately $448,000. We have not commenced commercial production on any of our mineral properties. We have no revenues from operations and anticipate we will have no operating revenues until we place one or more of our properties into production. All of our properties are in the exploration stage.

We will need to raise additional funding to implement our business strategy (whether from USA Rare Earth or through other best efforts), the failure of which could cause us to curtail or cease our operations. As of the date of this prospectus, we currently have nominal working capital.

During the next 12 months, USA Rare Earth is expected to fund the expenditure of up to $2,500,000 to optimize the leaching and developing of the CIX/CIC processing of the Round Top Project. This work will consist of mining and crushing an additional 500 tons of rhyolite and setting up and equipping a facility to conduct the column leaching. It is estimated that the project will require additional time and further expenditure of an approximate amount of up to $7,500,000 to prepare a bankable feasibility study. We anticipate (but there can be no assurance) that USA Rare Earth will fund these required expenditures, and the failure of USA Rare Earth to fund will require us to effect best efforts to raise sufficient capital to finish this work. We currently do not have any funds to complete exploration and development work on the Round Top Project, which means that we are reliant upon USA Rare Earth or best efforts financings for our immediate working capital needs. Failure to obtain sufficient financing may result in the delay or indefinite postponement of exploration and development or contemplated production at the Round Top Project. This includes our leases over claims covering the principal deposits at the Round Top Project, which may expire unless we expend minimum levels of expenditures over the terms of such leases. We cannot be certain that additional capital or other types of financing will be available if needed or that, if available, the terms of such financing will be favorable or acceptable to us. Our ability to arrange additional financing in the future will depend, in part, on the prevailing capital market conditions as well as our business performance.

The most likely source of future financing presently available to us (other than through our agreement with USA Rare Earth) is through the sale of our securities. Any sale of our shares of Common Stock will result in dilution of equity ownership to existing stockholders. This means that if we sell shares of Common Stock, more shares will be outstanding and each existing stockholder will own a smaller percentage of the shares then outstanding. Alternatively, we may rely on debt financing and assume debt obligations that require us to make substantial interest and capital payments. Also, we may issue or grant warrants or options in the future pursuant to which additional shares of Common Stock may be issued. Exercise of such warrants or options will result in dilution of equity ownership to our existing stockholders.

We have a limited operating history on which to base an evaluation of our business and properties.

Any investment in the Company should be considered a high-risk investment because investors will be placing funds at risk in an early stage, under-capitalized business with unforeseen costs, expenses, competition, a history of operating losses and other problems to which start-up ventures are often subject. Investors should not invest in the Company unless they can afford to lose their entire investment. Your investment must be considered in light of the risks, expenses, and difficulties encountered in establishing a new business in a highly competitive and mature industry. Our operating history has been restricted to the acquisition and sampling of our Round Top Project and this does not provide a meaningful basis for an evaluation of our Round Top Project. Other than through conventional and typical exploration methods and procedures, we have no additional way to evaluate the likelihood of whether our Round Top Project or our other mineral properties contain commercial quantities of mineral reserves or, if they do, that they will be operated successfully. We anticipate that we will continue to incur operating costs without realizing any revenues during the period when we are exploring our properties.

The Round Top Project is in the exploration stage. There is no assurance that we can establish the existence of any mineral reserve from the Round Top Project in commercially exploitable quantities. Until we can do so, we cannot earn any revenues from the Round Top Project, and our business could fail.

We have not established that the Round Top Project contains any commercial exploitable quantities of mineral reserve, nor can there be any assurance that we will be able to do so. The probability of the Round Top Project ever having a commercial exploitable mineral reserve that meets the requirements of the SEC is extremely remote. Even if we do eventually discover commercial exploitable quantities of mineral reserve on the Round Top Project, there can be no assurance that it can be developed into a producing mine and extract those minerals. Both mineral exploration and development involve a high degree of risk and few properties, which are explored, are ultimately developed into producing mines.

The commercial viability of an established mineral deposit will depend on a number of factors including, by way of example, the size, grade and other attributes of the mineral deposit, the proximity of the deposit to infrastructure such as a smelter, roads and a point for shipping, government regulation and market prices. Most of these factors will be beyond our control, and any of them could increase costs and make extraction of any identified mineral deposit unprofitable.

Even if commercial viability of a mineral deposit is established, it may take several years in the initial phases of drilling until production is possible, during which time the economic feasibility of production may change. Substantial expenditures are required to establish proven and probable reserves through drilling and bulk sampling, to determine the optimal metallurgical process to extract the metals from the ore and, in the case of new properties, to construct mining and processing facilities. Because of these uncertainties, no assurance can be given that our exploration programs will result in the establishment or expansion of a mineral deposit or reserves.

We have no history of producing metals from the Round Top Project.

We have no history of producing metals from the Round Top Project. The Round Top Project is an exploration stage property in the early stage of exploration and evaluation. Advancing properties from exploration into the development stage requires significant capital and time, and successful commercial production from the Round Top Project, if any, will be subject to completing feasibility studies, permitting and construction of the mine, processing plants, roads, and other related works and infrastructure. As a result, we are subject to all of the risks associated with developing and establishing new mining operations and business enterprises including:

•completion of feasibility studies to verify reserves and commercial viability, including the ability to find sufficient REE or gold reserves to support a commercial mining operation;

•the timing and cost, which can be considerable, of further exploration, preparing feasibility studies, permitting and construction of infrastructure, mining and processing facilities;

•the availability and costs of drill equipment, exploration personnel, skilled labor and mining and processing equipment, if required;

•the availability and cost of appropriate smelting and/or refining arrangements, if required, and securing a commercially viable sales outlet for our products;

•compliance with environmental and other governmental approval and permit requirements;

•the availability of funds to finance exploration, development and construction activities, as warranted;

•potential opposition from non-governmental organizations, environmental groups, local groups or local inhabitants which may delay or prevent development activities;

•potential increases in exploration, construction and operating costs due to changes in the cost of fuel, power, materials and supplies; and

•potential shortages of mineral processing, construction and other facilities related supplies.

The costs, timing and complexities of exploration, development and construction activities may be increased by the location of the Round Top Project (or other properties that may subsequently be acquired) and demand by other mineral exploration and mining companies. It is common in exploration programs to experience unexpected problems and delays during drill programs and, if warranted, development, construction and mine start-up. Accordingly, our activities may not result in profitable mining operations and we may not succeed in establishing mining operations or profitably producing metals at any of our properties.

If we establish the existence of a mineral reserve in the Round Top Project in a commercially exploitable quantity, we will require additional capital in order to develop the property into a producing mine. If we cannot raise this additional capital, we will not be able to exploit the reserve, and our business could fail.

If we do discover mineral reserves in commercially exploitable quantities in the Round Top Project (or any of our properties that may subsequently be acquired), we will be required to expend substantial sums of money to establish the extent of the reserve, develop processes to extract it and develop extraction and processing facilities and infrastructure. We do not have adequate capital to develop necessary facilities and infrastructure and will need to raise additional funds (the expected capital from USA Rare Earth will not address these needs). Although we may derive substantial benefits from the discovery of a major mineral deposit, there can be no assurance that such a deposit will be large enough to justify commercial operations, nor can there be any assurance that we will be able to raise the funds required for development on a timely basis. If we cannot raise the necessary capital or complete the necessary facilities and infrastructure, our business may fail and your investment in our Common Stock will be lost.

Our exploration activities may not be commercially successful.

Our long-term success depends on our ability to identify mineral deposits in the Round Top Project or other properties we may acquire, if any, that we can then develop into commercially viable mining operations. Our belief that the Round Top Project contains commercially exploitable minerals has been based solely on preliminary tests that we have conducted and data provided by third parties, including the data published in various third party reports. There can be no assurance that the tests and data upon which we have relied is correct or accurate. Moreover, mineral exploration is highly speculative in nature, involves many risks and is frequently non-productive. Unusual or unexpected geologic formations and the inability to obtain suitable or adequate machinery, equipment or labor are risks involved in the conduct of exploration programs. The success of mineral exploration and development is determined in part by the following factors:

•the identification of potential mineralization based on analysis;

•the availability of exploration permits;

•the quality of our management and our geological and technical expertise; and

•the capital available for exploration.

Substantial expenditures and time are required to establish existing proven and probable reserves through drilling and analysis, to develop metallurgical processes to extract metal, and to develop the mining and processing facilities and infrastructure at any site chosen for mining. Whether a mineral deposit will be commercially viable depends on a number of factors, which include, without limitation, the particular attributes of the deposit, such as size, grade and proximity to infrastructure; metal prices, which fluctuate widely; and government regulations, including, without limitation, regulations relating to prices, taxes, royalties, land tenure, land use, allowable production, importing and exporting of minerals and environmental protection. Any one or a combination of these factors may result in us not receiving an adequate return on our investment capital. The decision to abandon a project may have an adverse effect on the market value of our securities and our ability to raise future financing.

Increased costs could affect our financial condition.

We anticipate that costs at the Round Top Project as it is developed, if warranted, will frequently be subject to variation from one year to the next due to a number of factors, such as changing ore grade, metallurgy and revisions to mine plans, if any, in response to the physical shape and location of the ore body. In addition, costs are affected by the price of commodities such as fuel, rubber, and electricity. Such commodities are at times subject to volatile price movements, including increases that could make production at certain operations less profitable. A material increase in costs at any significant location could have a significant effect on our profitability.

A shortage of equipment and supplies could adversely affect our ability to operate our business.

We are dependent on various supplies and equipment to carry out our mining exploration and, if warranted, development operations. The shortage of such supplies, equipment and parts could have a material adverse effect on our ability to carry out our operations and therefore limit or increase the cost of production.

Mining and mineral exploration is inherently dangerous and subject to conditions or events beyond our control, which could have a material adverse effect on our business and plans.

Mining and mineral exploration involves various types of risks and hazards, including:

•environmental hazards;

•power outages;

•metallurgical and other processing problems;

•unusual or unexpected geological formations;

•personal injury, flooding, fire, explosions, cave-ins, landslides and rock-bursts;

•inability to obtain suitable or adequate machinery, equipment, or labor;

•metals losses;

•fluctuations in exploration, development and production costs;

•labor disputes;

•unanticipated variations in grade;

•mechanical equipment failure; and

•periodic interruptions due to inclement or hazardous weather conditions.

These risks could result in damage to, or destruction of, the Round Top Project, production facilities or other properties, personal injury, environmental damage, delays in mining, increased production costs, monetary losses and possible legal liability. We may not be able to obtain insurance to cover these risks at economically feasible premiums. Insurance against certain environmental risks, including potential liability for pollution or other hazards as a result of the disposal of waste products occurring from production, may be prohibitively expensive. We may suffer a material adverse effect on our business if we incur losses related to any significant events that are not covered by our insurance policies.

The figures for our mineralization are estimates based on interpretation and assumptions and may yield less mineral production under actual conditions than is currently estimated.

Unless otherwise indicated, mineralization figures presented in this prospectus and in our filings with securities regulatory authorities, press releases and other public statements that may be made from time to time are based upon estimates made by independent geologists and our internal geologists. When making determinations about whether to advance any of our projects to development, we must rely upon such estimated calculations as to the mineral reserves and grades of mineralization on our properties. Until ore is actually mined and processed, mineral reserves and grades of mineralization must be considered as estimates only.

Estimates can be imprecise and depend upon geological interpretation and statistical inferences drawn from drilling and sampling analysis, which may prove to be unreliable. We cannot assure you that:

•these interpretations and inferences will be accurate;

•mineralization estimates will be accurate; or

•this mineralization can be mined or processed profitably.

Any material changes in mineralization estimates and grades of mineralization will affect the economic viability of placing the Round Top Project into production and the Round Top Project’s return on capital.

Because we have not completed feasibility studies on the Round Top Project and have not commenced actual production, mineralization estimates for the Round Top Project may require adjustments or downward revisions. In addition, the grade of ore ultimately mined, if any, may differ from that indicated by our feasibility studies and drill results. Minerals recovered in small scale tests may not be duplicated in large scale tests under on-site conditions or in production scale.

The mineralization estimates contained in this prospectus have been determined and valued based on assumed future prices, cut-off grades and operating costs that may prove to be inaccurate. Extended declines in market prices for rare earth minerals may render portions of our mineralization estimates uneconomic and result in reduced reported mineralization or adversely affect the commercial viability determinations we reach. Any material reductions in estimates of mineralization, or of our ability to extract this mineralization, could have a material adverse effect on our share price and the value of our properties.

Analytical Uncertainties

All resource and grade estimates are based of state of the art analytical methods. However, any procedure for analyzing for small amounts of metals in a chemically complex matrix may be subject to error and other uncertainties.

Our operations contain significant uninsured risks which could negatively impact future profitability as we maintain no insurance against our operations.

Our exploration of the Round Top Project contains certain risks, including unexpected or unusual operating conditions including rock bursts, cave-ins, flooding, fire and earthquakes. It is not always possible to insure against these risks. Should events such as these arise, they could reduce or eliminate our assets and shareholder equity as well as result in increased costs and a decline in the value of our securities. We expect to maintain only general liability and director and officer insurance but no insurance against our properties or operations. We may decide to take out this insurance in the future if it is available at economically viable rates.

Mineral operations are subject to market forces outside of our control which could negatively impact our operations.

The marketability of minerals is affected by numerous factors beyond our control including market fluctuations, government regulations relating to prices, taxes, royalties, allowable production, imports, exports and supply and demand. One or more of these risk elements could have an impact on the costs of our operations and if significant enough, reduce the profitability of our operations.

We may be adversely affected by fluctuations in demand for, and prices of, rare earth products.

We expect to derive revenues, if any, from sale of rare earth and related minerals. Changes in demand for, and the market price of, these minerals could significantly affect our profitability. The value and price of our Common Stock and our financial results may be significantly adversely affected by declines in the prices of rare earth minerals and products. Rare earth minerals and product prices may fluctuate and are affected by numerous factors beyond our control such as interest rates, exchange rates, inflation or deflation, fluctuation in the relative value of the U.S. dollar against foreign currencies on the world market, global and regional supply and demand for rare earth minerals and products, and the political and economic conditions of countries that produce rare earth minerals and products.

A prolonged or significant economic contraction in the United States or worldwide could put further downward pressure on market prices of rare earth minerals and products. Protracted periods of low prices for rare earth minerals and products could significantly reduce revenues and the availability of required development funds in the future. This could cause substantial reductions to, or a suspension of, REO production operations, impair asset values and if reserves are established on our prospects, reduce our proven and probable rare earth ore reserves.

In contrast, extended periods of high commodity prices may create economic dislocations that may be destabilizing to rare earth minerals supply and demand and ultimately to the broader markets. Periods of high rare earth mineral market prices generally are beneficial to our financial performance. However, strong rare earth mineral prices also create economic pressure to identify or create alternate technologies that ultimately could depress future long-term demand for rare earth minerals and products, and at the same time may incentivize development of otherwise marginal mining properties.

Permitting, licensing and approval processes are required for our operations at the Round Top Project and obtaining and maintaining required permits and licenses is subject to conditions which we may be unable to achieve.

Both mineral exploration and extraction at the Round Top Project requires permits from various federal, state, provincial and local governmental authorities and are governed by laws and regulations, including those with respect to prospecting, mine development, mineral production, transport, export, taxation, labor standards, occupational health, waste disposal, toxic substances, land use, environmental protection, mine safety and other matters. Permits known to be required are (i) an operating plan for the conduct of exploration and development approved by the GLO, (ii) an operating plan for production approved by the GLO, (iii) various reporting to and approval by the Texas Railroad Commission regarding drilling and plugging of drill holes, and (v) reporting to and compliance with regulations of the Texas Commission of Environmental Quality. If we recover uranium at the Round Top Project, we will be required to obtain a source material license from the United States Nuclear Regulatory Commission. We may also be subject to the reporting requirements and regulations of the Texas Department of Health. Such licenses and permits are subject to changes in regulations and changes in various operating circumstances. Companies such as ours that engage in exploration activities often experience increased costs and delays in production and other schedules as a result of the need to comply with applicable laws, regulations and permits. Issuance of permits for our activities is subject to the discretion of government authorities, and we may be unable to obtain or maintain such permits. Permits required for future exploration or development may not be obtainable on reasonable terms or on a timely basis. There can be no assurance that we will be able to obtain or maintain any of the permits required for the continued exploration or development of the Round Top Project (or any other of our mineral properties that we may subsequently acquire) or for the construction and operation of a mine on our properties that we may subsequently acquire at economically viable costs. If we cannot accomplish these objectives, our business could face difficulty and/or fail.

We are subject to significant governmental regulations, which affect our operations and costs of conducting our business.

Our current and future operations are and will be governed by laws and regulations, including:

•laws and regulations governing mineral concession acquisition, prospecting, development, mining and production;

•laws and regulations related to exports, taxes and fees;

•labor standards and regulations related to occupational health and mine safety;

•environmental standards and regulations related to waste disposal, toxic substances, land use and environmental protection; and

•other matters.

Companies engaged in exploration activities often experience increased costs and delays in production and other schedules as a result of the need to comply with applicable laws, regulations and permits. Failure to comply with applicable laws, regulations and permits may result in enforcement actions, including the forfeiture of claims, orders issued by regulatory or judicial authorities requiring operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment or costly remedial actions. We may be required to compensate those suffering loss or damage by reason of our mineral exploration activities and may have civil or criminal fines or penalties imposed for violations of such laws, regulations and permits.

Existing and possible future laws, regulations and permits governing operations and activities of exploration companies, or more stringent implementation, could have a material adverse impact on our business and cause increases in capital expenditures or require abandonment or delays in exploration.

Regulations and pending legislation governing issues involving climate change could result in increased operating costs, which could have a material adverse effect on our business.

A number of governments or governmental bodies have introduced or are contemplating regulatory changes in response to various climate change interest groups and the potential impact of climate change. Legislation and increased regulation regarding climate change could impose significant costs on us, our venture partners and our suppliers, including costs related to increased energy requirements, capital equipment, environmental monitoring and reporting and other costs to comply with such regulations. Any adopted future climate change regulations could also negatively impact our ability to compete with companies situated in areas not subject to such limitations. Given the emotion, political significance and uncertainty around the impact of climate change and how it should be dealt with, we cannot predict how legislation and regulation will affect our financial condition, operating performance and ability to compete. Furthermore, even without such regulation, increased awareness and any adverse publicity in the global marketplace about potential impacts on climate change by us or other companies in our industry could harm our reputation. The potential physical impacts of climate change on our operations are highly uncertain, and would be particular to the geographic circumstances in areas in which we operate. These may include changes in rainfall and storm patterns and intensities, water shortages, changing sea levels and changing temperatures. These impacts may adversely impact the cost, production and financial performance of our operations.

Our exploration and development activities are subject to environmental risks, which could expose us to significant liability and delay, suspension or termination of our operations.

The exploration, possible future development and production phases of our business will be subject to federal, state and local environmental regulation. These regulations mandate, among other things, the maintenance of air and water quality standards and land reclamation. They also set out limitations on the generation, transportation, storage and disposal of solid and hazardous waste. Environmental legislation is evolving in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments, and a heightened degree of responsibility for companies and their officers, directors and employees. Future changes in environmental regulations, if any, may adversely affect our operations. If we fail to comply with any of the applicable environmental laws, regulations or permit requirements, we could face regulatory or judicial sanctions. Penalties imposed by either the courts or administrative bodies could delay or stop our operations or require a considerable capital expenditure. Although we intend to comply with all environmental laws and permitting obligations in conducting our business, there is a possibility that those opposed to exploration and mining will attempt to interfere with our operations, whether by legal process, regulatory process or otherwise.

Environmental hazards unknown to us, which have been caused by previous or existing owners or operators of the properties, may exist on the properties in which we hold an interest. It is possible that our properties could be located on or near the site of a Federal Superfund cleanup project. Although we will endeavor to avoid such sites, it is possible that environmental cleanup or other environmental restoration procedures could remain to be completed or mandated by law, causing unpredictable and unexpected liabilities to arise.

U.S. Federal Laws

The Comprehensive Environmental, Response, Compensation, and Liability Act (“CERCLA”), and comparable state statutes, impose strict, joint and several liability on current and former owners and operators of sites and on persons who disposed of or arranged for the disposal of hazardous substances found at such sites. It is not uncommon for the government to file claims requiring cleanup actions, demands for reimbursement for government-incurred cleanup costs, or natural resource damages, or for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by hazardous substances released into the environment. The Federal Resource Conservation and Recovery Act (“RCRA”), and comparable state statutes, govern the disposal of solid waste and hazardous waste and authorize the imposition of substantial fines and penalties for noncompliance, as well as requirements for corrective actions. CERCLA, RCRA and comparable state statutes can impose liability for clean-up of sites and disposal of substances found on exploration, mining and processing sites long after activities on such sites have been completed.

The Clean Air Act, as amended, restricts the emission of air pollutants from many sources, including mining and processing activities. Our mining operations may produce air emissions, including fugitive dust and other air pollutants from stationary equipment, storage facilities and the use of mobile sources such as trucks and heavy construction equipment, which are subject to review, monitoring and/or control requirements under the Clean Air Act and state air quality laws. New facilities may be required to obtain permits before work can begin, and existing facilities may be required to incur capital costs in order to remain in compliance. In addition, permitting rules may impose limitations on our production levels or result in additional capital expenditures in order to comply with the rules.

The National Environmental Policy Act (“NEPA”) requires federal agencies to integrate environmental considerations into their decision-making processes by evaluating the environmental impacts of their proposed actions, including issuance of permits to mining facilities, and assessing alternatives to those actions. If a proposed action could significantly affect the environment, the agency must prepare a detailed statement known as an Environmental Impact Statement (“EIS”). The U.S. Environmental Protection Agency, other federal agencies, and any interested third parties will review and comment on the scoping of the EIS and the adequacy of and findings set forth in the draft and final EIS. This process can cause delays in issuance of required permits or result in changes to a project to mitigate its potential environmental impacts, which can in turn impact the economic feasibility of a proposed project.

The Clean Water Act (“CWA”), and comparable state statutes, imposes restrictions and controls on the discharge of pollutants into waters of the United States. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by the Environmental Protection Agency (“EPA”) or an analogous state agency. The CWA regulates storm water mining facilities and requires a storm water discharge permit for certain activities. Such a permit requires the regulated facility to monitor and sample storm water run-off from its operations. The CWA and regulations implemented thereunder also prohibit discharges of dredged and fill material in wetlands and other waters of the United States unless authorized by an appropriately issued permit. The CWA and comparable state statutes provide for civil, criminal and administrative penalties for unauthorized discharges of pollutants and impose liability on parties responsible for those discharges for the costs of cleaning up any environmental damage caused by the release and for natural resource damages resulting from the release.

The Safe Drinking Water Act (“SDWA”) and the Underground Injection Control (“UIC”) program promulgated thereunder, regulate the drilling and operation of subsurface injection wells. EPA directly administers the UIC program in some states and in others the responsibility for the program has been delegated to the state. The program requires that a permit be obtained before drilling a disposal or injection well. Violation of these regulations and/or contamination of groundwater by mining related activities may result in fines, penalties, and remediation costs, among other sanctions and liabilities under the SWDA and state laws. In addition, third party claims may be filed by landowners and other parties claiming damages for alternative water supplies, property damages, and bodily injury.

We could be subject to environmental lawsuits.

Neighboring landowners and other third parties could file claims based on environmental statutes and common law for personal injury and property damage allegedly caused by the release of hazardous substances or other waste material into the environment on or around our properties. There can be no assurance that our defense of such claims will be successful. A successful claim against us could have an adverse effect on our business prospects, financial condition and results of operation.

Land reclamation requirements for our properties may be burdensome and expensive.

Although variable depending on location and the governing authority, land reclamation requirements are generally imposed on mineral exploration companies (as well as companies with mining operations) in order to minimize long term effects of land disturbance.

Reclamation may include requirements to:

•control dispersion of potentially deleterious effluents;

•treat ground and surface water to drinking water standards; and

•reasonably re-establish pre-disturbance land forms and vegetation.

In order to carry out reclamation obligations imposed on us in connection with our potential development activities, we must allocate financial resources that might otherwise be spent on further exploration and development programs. We plan to set up a provision for our reclamation obligations on our properties, as appropriate, but this provision may not be adequate. If we are required to carry out unanticipated reclamation work, our financial position could be adversely affected. In accordance with our GLO lease/prospecting permits all the areas impacted by the surface operations shall be reclaimed upon completion of the activity such that: (a) Remove all trash, debris, plastic and contaminated soil by off-site disposal; and (b) Upon completion of surface grading, the soil surface shall be left in a roughened condition to negate wind and enhance water infiltration.

Rare earth and beryllium mining presents potential health risks; payment of any liabilities that arise from these health risks may adversely impact our Company.

Complying with health and safety standards will require additional expenditure on testing and the installation of safety equipment. Moreover, inhalation of certain minerals, such as beryllium can result in specific potential health risks ranging from acute pneumonitis, tracheobronchitis, and chronic beryllium disease to an increased risk of cancer. Symptoms of these diseases may take years to manifest. Failure to comply with health and safety standards could result in statutory penalties and civil liability. We do not currently maintain any insurance coverage against these health risks. The payment of any liabilities that arise from any such occurrences would have a material, adverse impact on our Company.

There may be challenges to the title of our Round Top Project or any other mineral properties that we may acquire.

We expect that any additional properties will be acquired by unpatented claims or by lease from those owning the property. The lease of our Round Top property was issued by the State of Texas. The validity of title to many types of natural resource property depends upon numerous circumstances and factual matters (many of which are not discoverable of record or by other readily available means) and is subject to many uncertainties of existing law and its application. We cannot assure you that the validity of our titles to our properties will be upheld or that third parties will not otherwise invalidate those rights. In the event the validity of our titles are not upheld, such an event would have a material adverse effect on us.

Part of our metallurgical processes are being developed by K-Technologies, Inc. TMRC also has a joint venture with K-Technologies to introduce this technology to other potential rare earth developers. This joint venture is subject to the risks normally associated with the conduct of joint ventures.

The development of our rare earth metallurgical processing efforts are currently focused on CIX/CIC processing. Initial work on this process to date was done on a fee basis by K-Technologies, Inc. (“K-Tech”). Initial testing has been favorable and as a result of this early success a joint venture was formed with K-Tech for the purpose of introducing this process to other potential rare earth developers. TMRC is not vested in this joint venture and vesting will require additional expenditure by TMRC at TMRC’s discretion. If TMRC elects to vest in this joint venture it would be subject to the risks normally associated with the conduct of joint ventures. Such risks include: inability to exert control over strategic decisions made in respect of the development and use of the processes; disagreement with partners on how to develop and operate the processes efficiently; inability of partners to meet their obligations to the joint venture or third parties; and litigation between partners regarding joint venture matters. Any failure of such other companies to meet their obligations to us, the joint venture or to third parties, or any disputes with respect to the parties’ respective rights and obligations, could have a material adverse effect on the joint venture or the development and use of the processes, which could have a material adverse effect on our results of operations and financial condition.

Increased competition could adversely affect our ability to attract necessary capital funding or acquire suitable producing properties or prospects for mineral exploration in the future.

The mining industry is intensely competitive. Significant competition exists for the acquisition of properties producing or capable of producing, REE, gold or other metals. We may be at a competitive disadvantage in acquiring additional mining properties because we must compete with other individuals and companies, many of which have greater financial resources, operational experience and technical capabilities than us. We may also encounter increasing competition from other mining companies in our efforts to hire experienced mining professionals. Competition for exploration resources at all levels is currently very intense, particularly affecting the availability of manpower, drill rigs, mining equipment and production equipment. Increased competition could adversely affect our ability to attract necessary capital funding or acquire suitable producing properties or prospects for mineral exploration in the future.

We compete with larger, better capitalized competitors in the mining industry.

The mining industry is competitive in all of its phases, including financing, technical resources, personnel and property acquisition. We will require significant capital, technical resources, personnel and operational experience to effectively compete in the mining industry. Because of the high costs associated with exploration, the expertise required to analyze a project’s potential and the capital required to develop a mine, larger companies with significant resources may have a competitive advantage over us. We face strong competition from other mining companies, some with greater financial resources, operational experience and technical capabilities than us. As a result of this competition, we may be unable to maintain or acquire financing, personnel, technical resources or attractive mining properties on terms we consider acceptable or at all.

Current economic conditions and capital markets are subject to fluctuations which could adversely affect our ability to access the capital markets, and thus adversely affect our business and liquidity.

The current economic conditions are in a state of flux that could have a negative impact on our ability to access the capital markets, and thus have a negative impact on our business and liquidity. Our ability to access the capital markets has been and continues to be severely restricted at a time when we need to access such markets, which could have a negative impact on our business plans. Even if we are able to raise capital, it may not be at a price or on terms that are favorable to us. We cannot predict the occurrence of future financial disruptions or how long the current market conditions may continue.

Our resources may not be sufficient to manage our expected growth; failure to properly manage our potential growth would be detrimental to our business.

We may fail to adequately manage our anticipated future growth. Any growth in our operations will place a significant strain on our administrative, financial and operational resources, and increase demands on our management and on our operational and administrative systems, controls and other resources. We cannot assure you that our existing personnel, systems, procedures or controls will be adequate to support our operations in the future or that we will be able to successfully implement appropriate measures consistent with our growth strategy. As part of this growth, we may have to implement new operational and financial systems, procedures and controls to expand, train and manage our employee base, and maintain close coordination among our staff. We cannot guarantee that we will be able to do so, or that if we are able to do so, we will be able to effectively integrate them into our existing staff and systems.

If we are unable to manage growth effectively, our business, operating results and financial condition could be materially adversely affected. As with all expanding businesses, the potential exists that growth will occur rapidly. If we are unable to effectively manage this growth, our business and operating results could suffer. Anticipated growth in future operations may place a significant strain on management systems and resources. In addition, the integration of new personnel will continue to result in some disruption to ongoing operations. The ability to effectively manage growth in a rapidly evolving market requires effective planning and management processes. We will need to continue to improve operational, financial and managerial controls, reporting systems and procedures, and will need to continue to expand, train and manage our work force.

We may experience difficulty attracting and retaining qualified management to meet the needs of our anticipated growth, and the failure to manage our growth effectively could have a material adverse effect on our business and financial condition.

Competition for additional qualified management is intense, and we may be unable to attract and retain additional key personnel, or to attract and retain personnel on terms acceptable to us. Management personnel are currently limited and they may be unable to manage our expansion successfully and the failure to do so could have a material adverse effect on our business, results of operations and financial condition. We have not entered into non-competition agreements. As our business is substantially dependent upon the directors, executive officers and consultants, the lack of non-competition agreements poses a significant risk to us in the event such persons were to resign or be terminated from such positions. Under such circumstances, such persons may provide confidential information and key contacts to our competitors and we may have difficulties in preventing the disclosure of such information. Such disclosure would have a material adverse effect on our business and operations.

Our operations are dependent upon key personnel, the loss of which would be detrimental to our business.

The nature of our business, including our ability to continue our exploration and development activities, depends, in large part, on the efforts of key personnel such as Daniel Gorski, our Chief Executive Officer. The loss of Mr. Gorski could have a material adverse effect on our business. We do not maintain “key man” life insurance policies on any of our officers or employees.

Risks Associated with our Common Stock

Our stock price is highly volatile.

The market price of our Common Stock has fluctuated and may continue to fluctuate. These fluctuations may be exaggerated since the trading volume of its Common Stock is volatile, limited, and sporadic. These fluctuations may or may not be based upon any business or operating results. Our Common Stock may experience similar or even more dramatic price and volume fluctuations in the future.

The market for the Common Stock is limited, sporadic and volatile. Any failure to develop or maintain an active trading market could negatively affect the value of our shares and make it difficult or impossible for you to sell your shares.

Our Common Stock is currently traded on the OTCQB. Although our Common Stock is traded on the OTCQB, a regular trading market for our securities may not be sustained in the future. Quotes for stocks traded on the OTCQB generally are not listed in the financial sections of newspapers and prices for, and coverage of, securities quoted solely on the OTCQB may be difficult to obtain. In addition, stocks quoted solely on the OTCQB tend to have a limited number of market makers and a larger spread between the bid and ask prices than those listed on an exchange. All of these factors may cause holders of our Common Stock to be unable to resell their securities at any price. This limited trading also could decrease or eliminate our ability to raise additional funds through issuances of our securities.

Failure to develop or maintain an active trading market could negatively affect the value of our shares and make it difficult for you to sell your shares or recover any part of your investment in us. Even if an active market for our Common Stock does develop, the market price of our Common Stock may be highly volatile. In addition to the uncertainties relating to our future operating performance and the profitability of our operations, factors such as variations in our interim financial results, or various, as yet unpredictable factors, many of which are beyond our control, may have a negative effect on the market price of our Common Stock. Accordingly, there can be no assurance as to the liquidity of any active markets that may develop for our Common Stock, the ability of holders of our Common Stock to sell our Common Stock, or the prices at which holders may be able to sell our Common Stock.

The sale of substantial shares of our Common Stock or the issuance of shares upon exercise of our derivative securities, including the Warrants, will cause immediate and substantial dilution to our existing stockholders and may depress the market price of our Common Stock.

In order to provide capital for the operation of our business, we may enter into additional financing arrangements. These arrangements may involve the issuance of new Common Stock, preferred stock that is convertible into Common Stock, debt securities that are convertible into Common Stock or warrants for the purchase of Common Stock. Any of these items could result in a material increase in the number of shares of Common Stock outstanding which would in turn result in a dilution of the ownership interest of existing Common Stockholders. In addition, these new securities could contain provisions, such as priorities on distributions and voting rights, which could affect the value of our existing Common Stock.

As of November 22, 2019, we have 56,228,508 shares of Common Stock issued and outstanding, and 23,583,740 shares of our Common Stock underlying derivative securities (including the Warrants) at exercise prices between $0.10 and $0.50 per share, expiring the later of July 2029.

A low market price may severely limit the potential market for our Common Stock.

An equity security that trades below a certain price per share is subject to SEC rules requiring additional disclosures by broker-dealers. These rules generally apply to any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions (a “penny stock”). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and institutional or wealthy investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to the sale. The broker-dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotations for the penny stock and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Such information must be provided to the customer orally or in writing before or with the written confirmation of trade sent to the customer. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Since our Common Stock trades at a price of less than $5.00 per share, the additional burdens imposed upon broker-dealers by such requirements could discourage broker-dealers from effecting transactions in our Common Stock.

We do not currently intend to pay cash dividends.

We have not declared any dividends since incorporation and do not anticipate that we will do so in the foreseeable future. Our present policy is to retain all available funds for use in our operations and the expansion of our business. Payment of future cash dividends, if any, will be at the discretion of our Board and will depend on our financial condition, results of operations, contractual restrictions, capital requirements, business prospects and other factors that our Board considers relevant. Accordingly, investors will only see a return on their investment if the value of our securities appreciates.

Control by current stockholders.

The current stockholders have elected the directors and the directors have appointed current executive officers to serve our Company. The voting power of these stockholders could also discourage others from seeking to acquire control of us through the purchase of our Common Stock which might depress the price of our Common Stock.

Investment in our Company has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down.

There is not now, and there may never be, an active market for our Common Stock.

Shares of our Common Stock have historically been thinly traded. Currently there is a limited, sporadic and highly volatile market for our Common Stock, and no active market for our Common Stock may develop in the future. As a result, our stock price as quoted by the OTC QB may not reflect an actual or perceived value. Moreover, several days may pass before any shares are traded; meaning that the number of persons interested in purchasing our common shares at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including, but not limited to:

•we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume; and

•stock analysts, stock brokers and institutional investors may be risk-averse and reluctant to follow a company such as ours that may in the future face substantial doubt about the ability to continue as a going concern or to purchase or recommend the purchase of our shares until such time as we become more viable.

As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations of the price of, our Common Stock. Accordingly, investors must assume they may have to bear the economic risk of an investment in our Common Stock for an indefinite period of time, and may lose their entire investment. There can be no assurance that a more active market for our Common Stock will develop, or if one should develop, there is no assurance that it will be sustained. This severely limits the liquidity of our Common Stock and would likely have a material adverse effect on the market price of our Common Stock and on our ability to raise additional capital.

We cannot assure that our Common Stock will become liquid or that it will be listed on a national securities exchange.

Until our Common Stock is listed on a national securities exchange such as Nasdaq or the NYSE, we expect our Common Stock to remain eligible for quotation on the OTC. If we fail to meet the criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling our Common Stock, which may further affect the liquidity of our Common Stock. This would also make it more difficult for us to raise capital.

We may issue shares of preferred stock.

Our Certificate of Incorporation authorizes the issuance of blank check preferred stock with designations, rights and preferences determined from time to time by the board of directors. There are currently no shares of preferred stock issued and outstanding. Our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting, or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company.

USE OF PROCEEDS

The selling security holders are selling shares of Common Stock underlying the Warrants covered by this prospectus for their own accounts. We will not receive any of the proceeds from the resale of these shares.

SELLING SECURITY HOLDERS

The following table details the name of the selling security holders, the number of shares beneficially owned by the selling security holders, and the number of shares that may be offered by the selling security holders for resale under this prospectus. The selling security holders may sell up to 11,032,730 shares of our Common Stock from time to time in one or more offerings under this prospectus. Because the selling security holders may offer all, some or none of the shares they hold, and because, based upon information provided to us, there are currently no agreements, arrangements, or understandings with respect to the sale of any of the shares, no definitive estimate as to the number of shares that will be held by the selling security holders after the offering can be provided. The selling security holders have informed us that they are not registered broker-dealers and do not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. Furthermore, none of the selling security holders are an affiliate of a broker-dealer. The following table has been prepared on the assumption that all shares offered under this prospectus will be sold to parties unaffiliated with the selling security holders.

This prospectus covers the resale of 11,032,730 shares of Common Stock by the selling security holders, comprising a portion of the shares beneficially held by the selling security holders. The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling security holder has sole or shared voting power or investment power and also any shares, which the selling security holder has the right to acquire within 60 days.

Name of Selling Security Holder	Number of Shares of Common Stock Beneficially Owned Prior to the Offering(1)	Shares of Common Stock Included in prospectus	Number of Shares of Common Stock Beneficially Owned After the Offering(2)	Percentage of Ownership Beneficially After Completion of Offering(2)(3)
Gerald L. Bader, Jr.	8,400	8,400	--	--
Carol Mauvene Baker	200	200	--	--
Sidney G. Beaver & Juliette M. Brelle	100,000	20,000	80,000	*
Noah Berger & Jeanette Lyn Berger	55,200	55,200	--	--
Charles Schwab & Co. Cust FBO William Parks Blackmon	1,200	1,200	--	--
Diane L. Bode	1,600	1,600	--	--
Jorn Budde	5,000	5,000	--	--
Cassandra Trading Group	80,800	80,800	--	--
Robert R. Cohen & Rose Marie Cohen JTTEN	9,340	9,340	--	--
Margaret M. Crow	80	80	--	--
P. David Dewenter	11,440	11,440	--	--
Paul Dewenter Cust FBO Paul A. Dewenter	800	800	--	--
Earnest L. Dinning IV	20,000	20,000	--	--
FCC Cust FBO Earnest L. Dinning IV Roth IRA	60,000	60,000	--	--
William E. Dixon & Linda G. Dixon	400	400	--	--
Don Rik Construction Ltd.	5,000	5,000	--	--
Eray Donmez	354,588	354,588	--	--
Charles Schwab & Co. Cust FBO Laura Lee Dunlap	720	720	--	--
Julie Ann Elder	37,166	8,000	29,166	*
Warren H. Esanu & Esanu Katsky Korins & Seiger	7,800	3,200	4,600	*
Bruce Falkin	5,980	5,980	--	--

Charles Schwab & Co. Cust FBO Richard W. Farmer	6,972	6,972	--	--
Charles Schwab & Co. Cust FBO Joseph Franklin Figueira	8,000	8,000	--	--
FMT Co Cust FBO Laura Marie Franze IRA Rollover	6,000	6,000	--	--
M & Mevr Goos-Derveaux	2,000	2,000	--	--
Charles Schwab & Co. Cust FBO Bruce G. Grant IRA Rollover	24	24	--	--
Charles Schwab & Co. Cust FBO Lesa Anne Grant IRA Contributory	80	80	--	--
Lesa Anne Grant & Bruce G. Grant	100	100	--	--
NFS Cust FBO Jessa Lee Green IRA Rollover	1,600	1,600	--	--
Charles Schwab & Co. Cust FBO Morman D. Gregg IRA Rollover	2,400	2,400	--	--
Harvey B. Grossblatt	600	600	--	--
Kimberly W. Hacking & Cory L. Hacking JTTEN	39,167	10,000	29,167	*
Stacy R. Hall & Cathy Hall TTEES HCS Family Trust	56,250	37,500	18,750	*
Stacy Reid Hall & Cathrine Hall	40,000	40,000	--	--
Jackie Lee Harrison	10,000	10,000	--	--
Cathy Hall TTEE HSC Family TR DTD 5/24/04	105,000	105,000	--	--
Michael L. Hershey TTEE Michael L. Hershey Trust	8,000	8,000	--	--
Stockcross Financial Services Cust FBO Michael L. Hershey Roth IRA	4,000	4,000	--	--
John Hupfer & Kathleen Hupfer	904	904	--	--
H. J. Hutson	800	800	--	--
J. Kuang & J. Chapman TTEES FBO Ali D. Ibrahim	2,000	2,000	--	--
Stephen Mark Ian Jacobs & Maya Gavriela Jacobs	16,000	16,000	--	--
Debra Jensen	39,166	10,000	29,166	*
Herbert Jensen & Chelsie Jensen	37,450	37,450	--	--
NFS Cust FBO James E. Johnson IRA Rollover	4,000	4,000	--	--
FCC Cust FBO Henry L. Karnes IRA	8,960	8,960	--	--
Frank Scott Karnes	40,000	40,000	--	--
Henry L. Karnes	24,040	24,040	--	--
Mary Ann Karnes	120,080	120,080	--	--
Thomas Henry Karnes	40,000	40,000	--	--
Huey C. Keeney, Jr.	100,000	25,000	75,000	*
Huey C. Keeney Jr. Cust FBO Caitlin F. Keeney	75,000	18,750	56,250	*
Huey C. Keeney Jr. Cust FBO Courtney J. Keeney	75,000	18,750	56,250	*
William Kell	8,800	8,800	--	--
Mark Klapheke	1,000	1,000	--	--
Sherry Klein	7,700	2,800	4,900	*
Jeffrey S. Kuhn	2,000	2,000	--	--
Daniel M. Laney	53,982	53,982	--	--
Michael J. Larose	2,000	2,000	--	--
Howard Le Wine & Susan Evans Le Wine	3,000	3,000	--	--
FMTC Cust FBO August W. Lentz IV	200	200	--	--
LMA I, LLC	266,200	266,200	--	--

Michael J. Longo	2,800	700	2,100	*
John L. Lovelace & Bonnie S. Lovelace JTWROS	800	800	--	--
Eric Luker	2,000	2,000	--	--
Edmond R. McCarthy Jr.	100,044	100,044	--	--
Edmond Robert McCarthy III	1,800	1,800	--	--
Hugh Menown	4,720	4,720	--	--
Harry Merrit & Julie Merrit	4,800	4,800	--	--
Patrick J. Miller & Nannette Marie Miller	400	400	--	--
NFS Cust FBO Russell Mollot IRA Rollover	600	600	--	--
Charles Schwab & Co. Cust FBO Sheryl Ortmann IRA Rollover	400	400	--	--
Lew B. Parrish	1,000	1,000	--	--
Herbert G. Patterson & Dorothy N. Patterson JTWROS	4,000	4,000	--	--
The Peter Jr. Trapp	19,200	19,200	--	--
Michael S. Poremba	4,440	4,440	--	--
M. Frederik Rademakers	2,120	2,120	--	--
Thomas J. Rand TTEE Thomas J. Rand Jr. Rev Grantor TR DTD 6/30/02	800	800	--	--
Pattie Marie Reed	37,167	8,000	29,167	*
RLR Services Partnership(4)	589,000	589,000	--	--
Barnaby J. Roberts	400	400	--	--
Carmelo Robles & Josephine Robles	1,600	400	1,200	*
Meyer Rohtbart & Judy Rohtbart	400	400	--	--
FCC Cust FBO Allen Roth SEP IRA	5,600	5,600	--	--
Will Sandler	800	800	--	--
The SC Fundamental Value Fund, L.P. (5)	5,000,257	3,876,624	1,123,633	2.0%
FMT Cust FBO Paul F. Schmitt SEP IRA	6,000	6,000	--	--
Charles Schwab & Co. Cust FBO Frederic T. Schneider IRA Rollover	1,200	1,200	--	--
Frederic T. Schneider	2,000	2,000	--	--
NFS/FMTC Cust FBO David S. Shulman SEP IRA	800	800	--	--
Marco Sosa	14	14	--	--
John E. Stahler	2,000	2,000	--	--
Nicole Kalogeropoulos Studer & Eric Paul Studer	200	200	--	--
Gene Thrash	125,000	31,250	93,750	*
Debra A. Torres	120	120	--	--
John L. Turner & Nancy T. Turner TENCOM	3,500	3,500	--	--
Options Xpress Cust FBO Edward B. Vadder SEP IRA	1,000	1,000	--	--
John William Vandeven	2,000	2,000	--	--
Norman Vialle II & Courtney H. Vialle	400	400	--	--
Shao Wang	8,000	8,000	--	--
Charles Schwab & Co. Cust FBO Susan Sheaffer Werner SEP IRA	2,000	2,000	--	--
Marshall Wolf	50,800	800	50,000	*
Joseph Lloyd Zinsmeyer	20,000	20,000	--	--
Igor Zlokarnik	181,858	181,858	--	--
Buryali Zramalval	14,600	14,600	--	--
Ricky Solomon	500,000	500,000	--	--
SC Fund Management LLC Profit Sharing Plan (6)	1,500,000	1,500,000	--	--
Edward A. Collery	300,000	200,000	100,000	*

Lincoln Park Capital Fund, LLC	1,250,000	1,250,000	--	--
Alpha Nexus Partnership(7)	150,000	100,000	50,000	*
Sunny Mindel	600,000	400,000	200,000	*
Leo E Mindel Non-GST Exempt Family Trust	400,000	400,000	--	--
Southwest Range & Wildlife Foundation, Inc.	100,000	100,000	--	--
Clifton E. Wolfe	112,500	75,000	37,500	*
TOTAL		11,032,730

*Less than one percent

(1)This includes shares directly owned plus shares beneficially owned underlying the selling security holder’s Warrant.

(2)This includes shares directly owned plus shares beneficially owned underlying the selling security holder’s Warrant, less the resale of all shares of Common Stock registered pursuant to this prospectus without regard to any exercise limitations contained therein, although the selling security holders are under no obligations known to us to sell any shares of Common Stock at this time.

(3)This percentage is based upon 56,228,508 shares of Common Stock issued and outstanding as of December 16, 2019, plus the additional shares that a selling security holder is deemed to beneficially own.

(4)The shares are directly owned by RLR Services Partnership, and Anthony Kamin as managing partner has voting and investment control over the shares of Common Stock held by the selling security holder.

(5)The shares are directly owned by SC Fundamental Value Fun, L.P., the general partner of which is SC Fundamental LLC, and Neil H. Koffler as a member of SC Fundamental LLC has voting and investment control over the shares of Common Stock held by the selling security holder.

(6)The shares are directly owned by SC Fund Management LLC Profit Sharing Plan, and Peter M. Colley, Trustee has voting and investment control over the shares of Common Stock held by the selling security holder.

(7)The shares are directly owned by Alpha Nexus Partnership, and Anthony Kamin is the general partner and has voting and investment control over the shares of Common Stock held by the selling security holder.

Dollar Value of Underlying Securities and Potential Profits on Exercise

The following tables set forth the potential profit to be realized upon exercise by the selling security holders of the Warrants based on the market price of the Company common stock on December 16, 2019 (the December 16, 2019 closing price of $0.64 per share is $3,749,628).

Other Information

The selling security holders have advised the Company that they may enter into short sales in connection with the Common Stock to be received on exercise of the Warrants.

The Company has not had any material relationships or arrangements with any selling security holder, their affiliates, or any person with whom any selling security holder has a contractual relationship within the last three years.

PLAN OF DISTRIBUTION

Each selling security holder and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock at the market price as of the date of sale or a price negotiated in a private sale, at fixed or negotiated prices. A selling security holder may use any one or more of the following methods when selling shares:

•ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•an exchange distribution in accordance with the rules of the applicable exchange;

•privately negotiated transactions;

•to cover short sales made after the date that this registration statement is declared effective by the SEC;

•broker-dealers may agree with the selling security holder to sell a specified number of such shares at a stipulated price per share;

•a combination of any such methods of sale; and

•any other method permitted pursuant to applicable law.

The selling security holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by a selling security holder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from a selling security holder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling security holders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling security holders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling security holder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

Because selling security holders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling security holders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the selling security holders.

The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the Common Stock by the selling security holders or any other person. We will make copies of this prospectus available to the selling security holders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

The Company is paying all fees and expenses incident to the registration of the shares, but the Company will not receive any proceeds from the sale of the Common Stock. The Company has not agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

DESCRIPTION OF OUR CAPITAL STOCK

We are authorized to issue 110,000,000 shares of capital stock, comprised of 100,000,000 shares of Common Stock, par value $0.01, of which 56,228,508 shares of Common Stock are issued and outstanding as of December 16, 2019, and 10,000,000 shares of preferred stock, par value $0.001, of which no shares of preferred stock are issued and outstanding as of December 16, 2019. In addition, an aggregate of 23,583,740 shares of Common Stock are reserved for issuance upon (i) the exercise of the Warrants to acquire 11,032,730 shares of Common Stock, and (ii) the exercise of outstanding options and other warrants to acquire 12,551,010 shares of Common Stock.

Common Stock

The holders of Common Stock are entitled to one vote per share with respect to all matters required by law to be submitted to stockholders. The holders of Common Stock have the sole right to vote, except as otherwise provided by law or by our Certificate of Incorporation. The Common Stock does not have any cumulative voting, preemptive, subscription or conversion rights. Election of directors requires the affirmative vote of a plurality of shares represented at a meeting, and other general stockholder action requires the affirmative vote of a majority of shares represented at a meeting in which a quorum is represented. The outstanding shares of Common Stock are validly issued, fully paid and non-assessable.

The holders of Common Stock are entitled to receive dividends, if declared by our Board of Directors, out of funds legally available, subject to the dividend preference of the preferred stock. In the event of liquidation, dissolution or winding up of the affairs of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment or provision for all liabilities, after provision for any preferred stock liquidation preference then applicable.

The authorized but unissued shares of our Common Stock are available for future issuance without stockholder approval. These additional shares may be used for a variety of corporate purposes, including future offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of Common Stock may enable our Board to issue shares of stock to persons friendly to existing management, which may deter or frustrate a takeover of the Company.

Preferred Stock

We are authorized to issue of blank check authorized preferred stock. No shares of preferred stock are issued and outstanding, and we have no present plans for the issuance thereof. Our board of directors has the authority, without action by our stockholders, to designate and issue preferred stock in one or more series. Our board of directors may also designate the rights, preferences, and privileges of each series of preferred stock, any or all of which may be greater than the rights of the Common Stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of the Common Stock until the board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include:

•restricting dividends on the Common Stock;

•diluting the voting power of the Common Stock;

•impairing the liquidation rights of the Common Stock; and

•delaying or preventing a change in control without any further action by the stockholders.

Warrants

The 11,032,730 shares of Common Stock underlying the Warrants consist of the following: (i) 2,253,865 shares of Common Stock underlying class A warrants exercisable at $0.35 per share expiring in December 2020; (ii) 2,253,865 shares of Common Stock underlying class B warrants exercisable at $0.50 per share expiring in December 2020; and (iii) 6,525,000 shares of Common Stock underlying other warrants exercisable at $0.35 per share expiring in December 2020. The Warrants were issued by the Company to the selling security holders in two separate financings during 2015 contain customary anti-dilution provisions.

Other Outstanding Warrants and Options

The Company has other warrants and options issued and outstanding to purchase an aggregate of 12,551,010 shares of Company Common Stock at prices ranging from $0.10 to $0.50, expiring on various dates through July 2029.

Delaware Anti-Takeover Statute

We are governed by Section 203 of the Delaware General Corporation Law (“Section 203”). In general, Section 203 prohibits a publicly held Delaware corporation from engaging in various “business combination” transactions with any interested stockholder for a period of three years following the time that such person became an interested stockholder, unless certain conditions are satisfied.

Registration Rights

In connection with the Company’s private placement during 2015, we granted certain registration rights to the holders of the Warrants. The registration statement of which this prospectus is a part is being filed in accordance with our obligations under this registration rights agreement. The Company is required to use its reasonable best efforts to keep the registration statement, continuously effective until all of the shares covered thereby have been publicly sold, or until all such shares may be sold without restriction. We have not agreed to indemnify the selling holders of these shares against, or to contribute to, certain liabilities incurred by them in connection with the offering and sale of the shares pursuant to such registration statement, including liabilities under the Securities Act. We have agreed to pay all costs and expenses incurred by us in complying with these registration rights obligations, except that each selling holder will be responsible for any underwriters’ or brokers’ discounts, fees or commissions payable in connection with the sale of such holder’s shares.

Transfer Agent

The transfer agent and registrar for our Common Stock is Securities Transfer Corporation, whose address is 2901 N. Dallas Parkway, Suite 380, Plano, TX 75093.

BUSINESS

Narrative Description of Business

We are a mining company engaged in the business of the acquisition, exploration and development of mineral properties. We currently hold two eleven year leases with the GLO, executed in September 2011 and November 2011, respectively, to explore and develop a 950 acre rare earths project located in Hudspeth County, Texas, known as the Round Top Project. We also have prospecting permits covering 9,345 acres adjacent to the Round Top Project. Our principal focus is on developing a metallurgical process to concentrate or otherwise extract the metals from the Round Top Project’s rhyolite, and to conduct additional engineering, design, geotechnical work, and permitting necessary for a bankable feasibility study. We currently have limited operations and have not established that any of our projects or properties contain any Proven or Probable Reserves under Guide 7.

In March 2013, we purchased the 54,990 acre surface lease covering the Round Top Project, known as the West Lease, from the Foundation for $500,000 and the issuance of 1,063,830 shares of our Common Stock. We also agreed to support the Foundation through an annual payment of $45,000 for ten years to support conservation efforts within the Rio Grande Basin and in particular engaging in stewardship of Lake Amistad, a large and well-known fishing lake near Del Rio, Texas. The West Lease provides us exclusive surface access to the area for the potential development and mining of our Round Top Project.

In October 2014, we executed agreements with the GLO securing the option to purchase the surface rights covering the potential Round Top Project mine and plant areas and, separately, a lease to develop the water necessary for the potential Round Top Project mine operations. The option to purchase the surface rights covers approximately 5,670 acres over the mining lease and the additional acreage adequate to site all potential heap leaching and processing operations as currently anticipated by the Company. We may exercise the option for all or part of the option acreage at any time during the sixteen year primary term of the mineral lease. The option can be kept current by an annual payment of $10,000. The purchase price will be the appraised value of the surface at the time of exercising the option. The ground water lease secures our right to develop the ground water within a 13,120 acre lease area located approximately 4 miles from the Round Top deposit. The lease area contains five existing water wells. It is anticipated that all potential water needs for the Round Top Project mine operations will be satisfied by the existing wells covered by this water lease. This lease has an annual minimum production payment of $5,000 prior to production of water for the operation. After initiation of production we will pay $0.95 per thousand gallons or $20,000 annually, whichever is greater. This lease remains effective as long as the mineral lease is in effect.

In March 2015, we conducted a trial mining test during which we mined 500 tonnes of rhyolite, transported and crushed the ore to 80% passing an approximate one inch screen. This rock is now stockpiled and is expected to be used in our contemplated pilot plant development.

In April 2015, we announced the execution of a uranium offtake agreement with UG USA, a subsidiary of Areva. According to the agreement, TMRC will supply up to 300,000 pounds of natural uranium concentrates (U308) per year based upon a pricing formula indexed to U308 spot prices at the times of delivery. The Agreement is for a term of five years commencing in 2018 or as soon thereafter, contingent upon development and production at its Round Top Project. Other terms and conditions of the Agreement reflect industry standards.

During 2017 TMRC in association with Penn State University, REE Tech and Inventure Renewables of Tuscaloosa, Alabama, jointly applied for a Department of Energy grant to evaluate the economic potential of rare earth elements associated with Appalachian coal deposits. Our group was awarded the first phase of this grant on October 19 2017. Work in progress consists of our identification of a resource, developing the physical metallurgy to concentrate the minerals (Penn State) and developing the CIX/CIC process to separate the individual rare earth elements and to separate and refine various other elements including iron and aluminum (Inventure and K-Tech). In August 2019, we published a PEA prepared in accordance with Canadian NI 43-101 specifications. The PEA calls for a 20,000 tonnes per day heap leach operation producing three basic revenue streams, one a REE stream, two a tech metal stream that includes lithium and uranium, and a third consisting of a variety of industrial and fertilizer sulfate products.

In August 2018, we executed a joint venture agreement with Morzev, to develop the Round Top Deposit. Terms of the agreement require Morzev to expend up to $10 million to produce a bankable feasibility study. The funds will be allocated in two tranches, the first of $2.5 million to optimize and finalize the metallurgical processing and the remaining $7.5 million to fund the engineering, design, geotechnical work, and permitting necessary for a bankable feasibility study. Upon completion of these funding milestones, Morzev will earn and own 70% of the Round Top Project and will have a six-month option to purchase an additional 10% (bringing its ownership in the Round Top Project to 80%) for a purchase price of $3 million. In August 2019, Morzev assigned this ownership right to USA Rare Earth LLC. In connection with entering into this agreement, Morzev purchased 646,054 shares of Common Stock for $140,000.

Cautionary Note to Investors: The PEA has been prepared in accordance with Canadian National Instrument 43-101 — Standards of Disclosure for Mineral Projects (“NI 43-101”) and the Canadian Institute of Mining, Metallurgy and Petroleum (the “CIM”) — CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended. The Company has voluntarily had the PEA prepared in accordance with NI 43-101 but the Company is not subject to regulation by Canadian regulatory authorities and no Canadian regulatory authority has reviewed the PEA or passed upon its accuracy or compliance with NI 43-101. The terms “mineral reserve”, “proven mineral reserve” and “probable mineral reserve” are Canadian mining terms as defined in accordance with NI 43-101. These definitions differ from the definitions in SEC Industry Guide 7 under the United States Securities Act of 1933, as amended (the “Securities Act”). Under SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority. In addition, the terms “mineral resource”, “measured mineral resource”, “indicated mineral resource” and “inferred mineral resource” are defined in NI 43-101; however, these terms are not defined terms under SEC Industry Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. Investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves. “Inferred mineral resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. Investors are cautioned not to assume that all or any part of an inferred mineral resource exists or is economically or legally mineable. Disclosure of “contained ounces” in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC Industry Guide 7 standards as in place tonnage and grade without reference to unit measures. Accordingly, information in the PEA contains descriptions of our mineral deposits that may not be comparable to similar information made public by United States companies subject to the reporting and disclosure requirements under the United States federal securities laws and the rules and regulations thereunder. Our project as described in the PEA currently does not contain any known proven or probable ore reserves under SEC Industry Guide 7 reporting standards. U.S. investors are urged to consider closely the disclosure in the Registrant’s latest reports and registration statements filed with the SEC. U.S. Investors are cautioned not to assume that any defined resources in these categories will ever be converted into SEC Guide 7 compliant reserves.

In August 2019, we issued 5,111,625 shares of our Common Stock for $1,840,185 to the Navajo Transitional Energy Company, a company formed under the laws of the Navajo Nation. Concurrently with this purchase, the Company agreed to expand its Board from five members to seven and granted this investor the right to appoint two Board members. Peter Denetclaw and Clark Moseley were nominated and elected as directors in August 2019.

Current and Planned Exploration Activities

USA Rare Earth is currently funding and engaging in the advancement of the Round Top Project, towards obtaining a definitive banking feasibility study per its agreement.

Trends –Markets

Rare earth elements, or REEs, are a group of chemically similar elements that usually are found together in nature – they are referred to as the “lanthanide series.” These individual elements have a variety of characteristics that are important in a wide range of technologies, products, and applications and are critical inputs in existing and emerging applications including: computer hard drives, cell phones, clean energy technologies, such as hybrid and electric vehicles and wind power turbines; multiple high-tech uses, including fiber optics, lasers and hard disk drives; numerous defense applications, such as guidance and control systems and global positioning systems; and advanced water treatment technology for use in industrial, military and outdoor recreation applications. As a result, global demand for REE is projected to steadily increase due to continuing growth in existing applications and increased innovation and development of new end uses. Interest in developing resources domestically has become a strategic necessity as there is limited production of these elements outside of China. Our ability to raise additional funds in order to complete our plan of exploration and, if warranted, development at the Round Top Project may be impacted by future prices for REEs.

Sources and Availability of Raw Materials

We are currently in the exploration stage and as such we do not require any significant raw materials in order to carry out our primary operating activities. Our primary operating objective is to explore and develop the Round Top Project. For at least the next 12 months, we expect to continue to require the use of contract drilling services in order to obtain additional geological information. In the past year we have been able to secure contract drilling services without excessive delay and costs. We expect the contract drilling services will continue to be available over the next 12 months.

The raw materials that our current operations rely on are gasoline and diesel fuel for the exploration vehicles and for the heavy equipment required to build roads and conduct drilling operations. Water is provided per service contract by Eagle Mountain Gang which is used for the drilling operations.

Seasonality

Seasonality in the State of Texas is not a material factor to our operations for our project.

Competition

The mining industry is highly competitive. We compete with numerous companies, substantially all with greater financial resources available to them. We therefore are operating at a significant disadvantage in the course of acquiring mining properties and obtaining materials, supplies, labor, and equipment. Additionally, we are and will continue to be an insignificant participant in the business of exploration and mineral property development. A large number of established and well-financed companies are active in the mining industry and will have an advantage over us if they are competing for the same properties. Nearly all such entities have greater financial resources, technical expertise and managerial capabilities than ourselves and, consequently, we will be at a competitive disadvantage in identifying possible mining properties and procuring the same.

China accounts for the vast majority of rare earth element production. While rare earth element projects exist outside of China, very few are in actual production. Further, given the timeline for current exploration projects to come into production, if at all, it is likely that the Chinese will be able to dominate the market for rare earth elements into the future. This gives the Chinese a competitive advantage in controlling the supply of rare earth elements and engaging in competitive price reductions to discourage competition. Any increase in the amount of rare earth elements exported from other nations, and increased competition, may result in price reductions, reduced margins and loss of potential market share, any of which could materially adversely affect our profitability. As a result of these factors, we may not be able to compete effectively against current and future competitors.

Government Approvals

The exploration, drilling and mining industries operate in a legal environment that requires permits to conduct virtually all operations. Thus permits are required by local, state and federal government agencies. Local authorities, usually counties, also have control over mining activity. The various permits address such issues as prospecting, development, production, labor standards, taxes, occupational health and safety, toxic substances, air quality, water use, water discharge, water quality, noise, dust, wildlife impacts, as well as other environmental and socioeconomic issues.

Prior to receiving the necessary permits to explore or mine, the operator must comply with all regulatory requirements imposed by all governmental authorities having jurisdiction over the project area. Very often, in order to obtain the requisite permits, the operator must have its land reclamation, restoration or replacement plans pre-approved. Specifically, the operator must present its plan as to how it intends to restore or replace the affected area. Often all or any of these requirements can cause delays or involve costly studies or alterations of the proposed activity or time frame of operations, in order to mitigate impacts. All of these factors make it more difficult and costly to operate and have a negative and sometimes fatal impact on the viability of the exploration or mining operation. Finally, it is possible that future changes in these laws or regulations could have a significant impact on our business, causing those activities to be economically reevaluated at that time.

Effect of Existing or Probable Government and Environmental Regulations

Mineral exploration, including mining operations are subject to governmental regulation. Our operations may be affected in varying degrees by government regulation such as restrictions on production, price controls, tax increases, expropriation of property, environmental and pollution controls or changes in conditions under which minerals may be marketed. An excess supply of certain minerals may exist from time to time due to lack of markets, restrictions on exports, and numerous factors beyond our control. These factors include market fluctuations and government regulations relating to prices, taxes, royalties, allowable production and importing and exporting minerals. The effect of these factors cannot be accurately determined, and we are not aware of any probable government regulations that would impact the Company. This section is intended as a brief overview of the laws and regulations described herein and is not intended to be a comprehensive treatment of the subject matter.

Overview. Like all other mining companies doing business in the United States, we are subject to a variety of federal, state and local statutes, rules and regulations designed to protect the quality of the air and water, and threatened or endangered species, in the vicinity of its operations. These include “permitting” or pre-operating approval requirements designed to ensure the environmental integrity of a proposed mining facility, operating requirements designed to mitigate the effects of discharges into the environment during exploration, mining operations, and reclamation or post-operation requirements designed to remediate the lands affected by a mining facility once commercial mining operations have ceased.

Federal legislation in the United States and implementing regulations adopted and administered by the Environmental Protection Agency, the Forest Service, the Bureau of Land Management, the Fish and Wildlife Service, the Army Corps of Engineers and other agencies—in particular, legislation such as the federal Clean Water Act, the Clean Air Act, the National Environmental Policy Act, the Endangered Species Act, the National Forest Management Act, the Wilderness Act, and the Comprehensive Environmental Response, Compensation and Liability Act—have a direct bearing on domestic mining operations. These federal initiatives are often administered and enforced through state agencies operating under parallel state statutes and regulations.

The Clean Water Act. The federal Clean Water Act is the principal federal environmental protection law regulating mining operations in the United States as it pertains to water quality.

At the state level, water quality is regulated by the Environment Department, Water and Waste Management Division under the Water Quality Act (state). If our exploration or any future development activities might affect a ground water aquifer, it will have to apply for a Ground Water Discharge Permit from the Ground Water Quality Bureau in compliance with the Groundwater Regulations. If exploration affects surface water, then compliance with the Surface Water Regulations is required.

The Clean Air Act. The federal Clean Air Act establishes ambient air quality standards, limits the discharges of new sources and hazardous air pollutants and establishes a federal air quality permitting program for such discharges. Hazardous materials are defined in the federal Clean Air Act and enabling regulations adopted under the federal Clean Air Act to include various metals. The federal Clean Air Act also imposes limitations on the level of particulate matter generated from mining operations.

National Environmental Policy Act (NEPA). NEPA requires all governmental agencies to consider the impact on the human environment of major federal actions as therein defined.

Endangered Species Act (ESA). The ESA requires federal agencies to ensure that any action authorized, funded or carried out by such agency is not likely to jeopardize the continued existence of any endangered or threatened species or result in the destruction or adverse modification of their critical habitat. In order to facilitate the conservation of imperiled species, the ESA establishes an interagency consultation process. When a federal agency proposes an action that “may affect” a listed species, it must consult with the USFWS and must prepare a “biological assessment” of the effects of a major construction activity if the USFWS advises that a threatened species may be present in the area of the activity.

National Forest Management Act. The National Forest Management Act, as implemented through title 36 of the Code of Federal Regulations, provides a planning framework for lands and resource management of the National Forests. The planning framework seeks to manage the National Forest System resources in a combination that best serves the public interest without impairment of the productivity of the land, consistent with the Multiple Use Sustained Yield Act of 1960.

Wilderness Act. The Wilderness Act of 1964 created a National Wilderness Preservation System composed of federally owned areas designated by Congress as “wilderness areas” to be preserved for future use and enjoyment.

The Comprehensive Environmental Response, Compensation and Liability Act (CERCLA). CERCLA imposes clean-up and reclamation responsibilities with respect to discharges into the environment, and establishes significant criminal and civil penalties against those persons who are primarily responsible for such discharges.

The Resource Conservation and Recovery Act (RCRA). RCRA was designed and implemented to regulate the disposal of solid and hazardous wastes. It restricts solid waste disposal practices and the management, reuse or recovery of solid wastes and imposes substantial additional requirements on the subcategory of solid wastes that are determined to be hazardous. Like the Clean Water Act, RCRA provides for citizens’ suits to enforce the provisions of the law.

National Historic Preservation Act. The National Historic Preservation Act was designed and implemented to protect historic and cultural properties. Compliance with the Act is necessary where federal properties or federal actions are undertaken, such as mineral exploration on federal land, which may impact historic or traditional cultural properties, including native or Indian cultural sites.

In the fiscal year ended August 31, 2019, we incurred minimal costs in complying with environmental laws and regulations in relation to our operating activities.

Properties

Executive and Field Offices. Our headquarters are located at 539 El Paso Street, Sierra Blanca, Texas 79851. Our accounting functions are conducted by personnel in Galveston and Tyler, Texas, and Denver, Colorado, all under the supervision of our chief executive officer.

Overview of the Round Top Rare Earth-Uranium-Beryllium Project. We are currently in the exploration stage and have not established that our Round Top Project contains Proven or Probable Reserves as defined under SEC Guide 7.

Description and Access

Round Top is a small mountain, one of a group of five that comprises the Sierra Blanca, located in Hudspeth County approximately eight miles northwest of the town of Sierra Blanca. The property is reached by truck on a private dirt road that turns north off Interstate 10 access road approximately one mile west of the town of Sierra Blanca. A railroad line is located approximately one to three miles from the Round Top Project and a spur line stops at a stone quarry within three miles of the Round Top Project.

In March 2013, we purchased the surface lease at the Round Top Project, known as the West Lease, from the Foundation for $500,000 and 1,063,830 shares of our Common Stock. We also agreed to support the Foundation through an annual payment of $45,000 for ten years to support conservation efforts within the Rio Grande Basin and in particular engaging in stewardship of Lake Amistad, a large and well-known fishing lake near Del Rio, Texas. The West Lease comprises approximately 54,990 acres. Most importantly, the purchase of the surface lease gave us unrestricted surface access for the potential development and mining of our Round Top Project.

Round Top Location Map

Acquisition and Ownership

September 2011 Lease

In September 2011, we entered into a new mining lease with the GLO covering Sections 7 and 18 of Township 7, Block 71 and Section 12 of Block 72, covering approximately 860 acres at Round Top Mountain in Hudspeth County, Texas. The mining lease issued by the GLO gives us the right to explore, produce, develop, mine, extract, mill, remove, and market beryllium, uranium, rare earth elements, all other base and precious metals, industrial minerals and construction materials and all other minerals excluding oil, gas, coal, lignite, sulfur, salt, and potash. The term of the lease is nineteen years from execution date of lease so long as minerals are produced in paying quantities.

Under the lease, we will pay the State of Texas a lease bonus of $142,518; $44,718 of which was paid upon the execution of the lease, and $97,800 which will be due when we submit a supplemental plan of operations to conduct mining. Upon the sale of minerals removed from Round Top, we will pay the State of Texas a $500,000 minimum advance royalty.

Thereafter, we will pay the State of Texas a production royalty equal to eight percent (8%) of the market value of uranium and other fissionable materials removed and sold from Round Top and six and one quarter percent (61/4%) of the market value of all other minerals removed and sold from Round Top.

Thereafter, assuming production of paying quantities has not been obtained, we may pay additional delay rental fees to extend the term of the lease for successive one (1) year periods pursuant to the following schedule:

	Per Acre	Total
	Amount	Amount
September 2, 2015 – 2019	$75	$67,077
September 2, 2020 – 2024	$150	$134,155
September 2, 2025 – 2029	$200	$178,873

In August 2019, we paid the State of Texas a delay rental of $67,077.

November 2011 Lease

In November 2011, we entered into a mining lease with the State of Texas covering 90 acres, more or less, of land that we purchased in September 2011 near our Round Top site. The deed was recorded with Hudspeth County on September 16, 2011. Under the lease, we paid the State of Texas a lease bonus of $20,700 which was paid upon the execution of the lease. Upon the sale of minerals removed from Round Top, we will pay the State of Texas a $50,000 minimum advance royalty. Thereafter, we will pay the State of Texas a production royalty equal to eight percent (8%) of the market value of uranium and other fissionable materials removed and sold from Round Top and six and one quarter percent (61/4%) of the market value of all other minerals sold from Round Top. The term of the lease is nineteen years from execution date of lease so long as minerals are produced in paying quantities.

Thereafter, assuming production of paying quantities has not been obtained, we may pay additional delay rental fees to extend the term of the lease for successive one (1) year periods pursuant to the following schedule:

	Per Acre	Total
	Amount	Amount
November 1, 2015 – 2019	$75	$6,750
November 1, 2020 – 2024	$150	$13,500
November 1, 2025 – 2029	$200	$18,000

In August 2019, we paid the State of Texas a delay rental to extend the term of the lease in an amount equal to $6,750.

March 2013 Lease

In March 2013, we purchased the surface lease at the Round Top Project, known as the West Ranch, from the Foundation for $500,000 cash and 1,063,830 shares of our Common Stock. We also agreed to support the Foundation through an annual payment of $45,000 for ten years to support conservation efforts within the Rio Grande Basin and in particular engaging in stewardship of Lake Amistad, a large and well-known fishing lake near Del Rio, Texas. The West Lease comprises approximately 54,990 acres. The purchase of the surface lease provided unrestricted surface access for the potential development and mining of our Round Top Project.

October 2014 Surface Option and Water Lease

In October 2014, we announced that we had executed agreements with the GLO securing the option to purchase the surface rights covering the potential Round Top Project mine and plant areas and, separately, a lease to develop the water necessary for the potential Round Top Project mine operations. The option to purchase the surface rights covers approximately 5,670 acres over the mining lease and the additional acreage adequate to site all potential heap leaching and processing operations as currently anticipated by the Company. We may exercise the option for all or part of the option acreage at any time during the sixteen year primary term of the mineral lease. The option can be kept current by an annual payment of $10,000. The purchase price will be the appraised value of the surface at the time of exercising the option.

The ground water lease secures our right to develop the ground water within a 13,120 acre lease area located approximately 4 miles from the Round Top deposit. The lease area contains five existing water wells. It is anticipated that all potential water needs for the Round Top Project mine operations will be satisfied by the existing wells covered by this water lease. This lease has an annual minimum production payment of $5,000 prior to production of water for the operation. After initiation of production we will pay $0.95 per thousand gallons or $20,000 annually, whichever is greater. This lease remains effective as long as the mineral lease is in effect.

Existing Infrastructure

The Round Top rare earth prospect was initially developed in the late 1980s as a beryllium resource. As a result, several pieces of equipment were present at the property when we acquired the lease, some of which we have repaired as described below. The previous operators had also built out several roads at the prospect site, which we believe are suitable for our current exploration plans.

There exists on the Round Top site a 1,115 foot, 10 foot by 10 foot decline from the surface into the Round Top prospect. There are steel sets every five feet, in some cases less, and the entire working is lagged with timber. There are “escape holes” at intervals to allow personnel to avoid equipment. The escape holes are all in good operating condition. There is also a 36 foot steel ventilation line in place that runs for approximately 75 feet into the prospect. There is a 125 hp axial plane ventilation fan in place. We have leveled the fan and rehabilitated the control panel, and have operated this ventilation system during the evaluation of the historic Cabot-Cyprus work. We intend to install a “soft start” motor starter switch for the vent fan in the future in order to be able to use a 100kw generator.

A bag house is also located on the property that will need its electronic controls rehabilitated and modernized and filters installed. There is a 6” Victaulic compressed air line extending from the compressor station outside to the faces. There are numerous valves at strategic locations underground. There is one 2’ steel Victaulic water line for drill water and an additional partly plastic Victaulic water line for dust suppression sprayers, which also has sprayers in place.

There is electric cable from the portal to the face and a switch box underground. Some additional switching gear will need to be installed at the portal. The mine portal has a sturdy locking steel door in place that we have reconditioned.

There is a 500 barrel (23,000 gal) water tank below the mine dump for water to be hauled in and stored. This tank appears to be in good shape. The water line from the tank to the mine portal is missing and will have to be replaced. The water system will need a submersible pump, switching gear and approximately 1000 ft of 2” poly line to render the water system serviceable.

The nearest population center to the Round Top Project is Sierra Blanca, Texas. The town of Sierra Blanca is approximately six miles to the southeast of the Round Top Project site. Skilled mining labor and support could be found in El Paso, approximately 85 miles to the northeast.

A major rail line parallels Interstate 10 approximately three to four miles west and south of the mine site. Approximately three miles from the Project site is a commercial rock quarry in operation which produces ballast for the railroad. The rock quarry operation has a rail road spur which is approximately two to three miles from the project.

Power is currently supplied to Sierra Blanca through El Paso Electric Services. El Paso Electric Services has approximately 1,643 megawatts of generating capacity. As the greater power needs of a floatation operation have been eliminated by the proposed heap leach mine plan the existing 69 kV is thought to be adequate to supply the envisioned heap leach operation.

Water for the project may be obtained from a well field approximately 3 miles east of the mine site. In October 2014, we executed a lease with the GLO to develop the water necessary for the potential Round Top Project mine operations. The ground water lease secures our right to develop the ground water within a 13,120 acre lease area located approximately 4 miles from the Round Top deposit. The lease area contains five existing water wells. It is anticipated that all potential water needs for the Round Top Project mine operations would be satisfied by the existing wells covered by this water lease. This lease has an annual minimum production payment of $5,000 prior to production of water for the operation, which has not been paid as of the date of this filing. After initiation of production we will pay $0.95 per thousand gallons or $20,000 annually, whichever is greater. This lease remains effective as long as the mineral lease is in effect.

This well field was originally developed to supply water for a proposed real estate project in the late 1970’s. One of the existing wells is reported to have pump tested 950 gallons per minute and another 450 gallons per minute. This water is high enough in total dissolved solids to not meet drinking water standards, thus there is no competition for its use. The quality of the water is believed to be adequate for process water needs and the water will require treatment to be potable.

Geology

The Round Top Project area lies within the Texas Lineament Zone or Trans-Pecos Trend. The lineament is a northwest trending structural zone where Laramide thrust faulting followed by basin and range normal faulting were active. Tertiary igneous activity is also associated with the lineament zone, both intrusive and extrusive.

Locally the project area is characterized by five Tertiary microgranite bodies that intruded Cretaceous sedimentary rocks. The microgranites occur as laccoliths, mushroom-shaped bodies emplaced at relatively shallow depths. At the current erosional levels, laccoliths form resistant peaks with relief up to 2,000 feet. The microgranites, which are called rhyolites in the literature, are enriched with various metals which may or not be economical to recover. The rare earth elements are located with-in the intrusive rhyolite body.

Tertiary Diorite which predate the microgranites are intruded the cretaceous section. The diorites occur as sills, five to 100 feet thick and less frequently as dikes and plugs. Sedimentary rocks exposed in the area are middle to upper Cretaceous limestones shales and sandstones. The limestone, where it is in contact with the microgranites, is the host for Beryllium and uranium mineralization.

The Round Top Project was initially developed in the late 1980’s as a beryllium resource. During the course of the beryllium exploration, approximately 200 drill holes penetrated varying thicknesses of the rhyolite volcanic rock that makes up the mass of Round Top Mountain and caps the beryllium-uranium deposits which occur in the underlying limestone; some 50 more holes were drilled on Little Round Top, Sierra Blanca and Little Blanca Mountains.

The Texas Bureau of Economic Geology, working with the project geologists, conducted an investigation of the rhyolite to better understand its rare metal content. This research shows that the rhyolite laccoliths at Sierra Blanca are enriched in a variety of REEs such as tantalum, niobium, thorium and lithium. They analyzed a series of samples from outcrop and drill holes and studied the geochemistry and mineralogy of the rhyolite. The results of their research were published in the GSA, Geological Society of America, Special Paper 246, 1990.

Mineralization

Round Top rhyolite is enriched in HREEs. Statistical review of the current data shows that an estimated 70% of the total REE’s grade being HREEs. REE mineralization occurs primarily as disseminated microcrystals of varieties of fluorite (such as yttrium-rich yttrofluorite) where HREEs have substituted for calcium, and as other REE-bearing accessory minerals. REE minerals occur mainly in vugs and as crystal coatings, suggesting late-stage crystallization from an incompatible element-rich fluid.

The Round Top rhyolite was divided into five different alteration phases based on the intensity of hematitic and hydrothermal alteration: red rhyolite, pink rhyolite, tan rhyolite; brown rhyolite and gray rhyolite. Hematitic alteration is a replacement of the magnetite by hematite and gives the rhyolite a red to pink color. Hydrothermal alteration was late and gives the rhyolite a tan to brown color. Mostly unaltered, gray rhyolite was also documented.

Initial geochemical testwork, presented in Section 13, suggests that the gray and pink rhyolite units have the highest REE content, averaging between 554 and 615 parts per million (ppm) total REE + Yttrium (Y). Red and tan rhyolites, which may be strongly vapor-phase altered, contain about 8% lower abundance of REE and the brown rhyolite, which may be altered hydrothermally or by groundwater, contains about 23% less REE than the gray and pink varieties.

Metallurgy

In September 2013, we completed the first phase of heap leach testing. The products recovered from the heap leaching are categorized as rare earth elements, tech metals and industrial/fertilizer products. The results are summarized below:

In December 2013 we published a PEA based on a 20,000 tonnes per day heap leaching operation. This PEA called for the marketing of rare earth elements and uranium only and used the prices existing at that time.

In April 2015 we completed the first stage of hydrometallurgical testing at K-Tech, Lakeland Florida, that demonstrated it was possible to use ion exchange to extract the rare earth elements and the uranium and thorium from the primary leach solution. These tests also indicated that ion exchange and ion chromatography would be the most efficient process for refining and purifying the various products.

In July 2016 we completed a contract awarded by the Department of Defense, Defense Logistic Agency to TMRC and K-Tech demonstrating the ability of ion exchange and ion chromatography to make high purity rare earth products from leached Round Top rhyolite.

On August 16 2019 we published an expanded and upgraded PEA that included the various by-product elements in the resource base. This PEA is based on using ion exchange and ion chromatography for the refining of the rare earth group of elements and other various elements and other processes for lithium and the industrial and fertilizer elements.

Project Exploration History and Timeline

The Round Top rare earths and uranium-beryllium prospects were initially drilled in 1984 and 1985, during which time the ore body known as the “West End Ore Zone” was discovered by Cabot Corporation. In subsequent years, Cyprus Minerals Corporation took over the exploration activities. Cyprus drilled additional exploration holes and also put an adit into the ore zone where 1,115 feet of underground workings were driven. Cyprus developed the underground workings in order to obtain bulk samples for pilot plant testing and beryllium oxide concentrate generation. Cyprus ultimately put the project on hold as a result of poor beryllium market conditions. Cyprus eventually allowed the lease with the state of Texas to lapse.

In March 2011, the Company completed an analysis of 1,103 drill samples from the 1984-88 drilling program initially conducted on the Round Top Project by third party operators. All or a portion of forty-six out of an estimated two hundred fifty existing drill holes have been re-logged and re-analyzed. The rare earth element and other metals are consistent with the original study by the Texas Bureau of Geology that was published in the Geological Society of America, Special Paper 246 in 1990. This study first described the rare metal content of the large mass of intrusive igneous rock that makes up the body of Round Top Mountain, and is the basis for our interest in this deposit. The nine drill holes cited below were selected because they are widely distributed and roughly define an area approximately six thousand feet by four thousand feet within the approximate seven thousand foot known diameter of the intrusive rhyolite body. They intersected the entire body of the rhyolite.

Costs

At the end of 2019 fiscal year we had incurred exploration costs at the Round Top Project of approximately $13 million.

Morzev Agreement

In August 2018, the Company and Morzev entered into an agreement where Morzev has the exclusive right to earn and acquire a seventy percent (70%) interest, increasable to an eighty percent (80%) interest, in the Round Top Project from the Company by funding certain expenditures described below. In connection therewith, Morzev purchased 646,054 shares of Common Stock for $140,000.

In order to acquire and earn the 70% interest in the Round Top Project, Morzev must perform and complete the following:

(i)expend a total of $2,500,000 for mining operations on the Round Top Project within 12 - 18 months of August 2018 (inclusion of the $140,000 common stock purchase); and

(ii)fund what is remaining to complete a bank feasibility study on the Round Top Project, up to a maximum of $7,500,000, with the remaining amount to be contributed equally between Morzev and the Company.

If and when Morzev satisfies the earning requirements above, its beneficial interest in the Round Top Project will immediately increase to 70% and the Company’s interest in Round Top will immediately reduce to 30%. Upon Morzev earning a 70% interest in Round Top, the parties shall formalize a joint venture in respect of Round Top, with each party being required to contribute to future expenditures with respect to Round Top in proportion to their ownership and all budgets and timelines to be determined and agreed by a management committee established between the parties, consisting of 2 appointees of Morzev and Mr. Gorski. Additionally, the failure of a party to fund its proportionate expenditure request may result in dilution of an ownership interest.

Morzev shall have the option to acquire from the Company an additional 10 percent interest (10%) in the Round Top Project by:

(i)providing written notice to the Company within 180 days of the completion of the bankable feasibility study; and

(ii)paying to the Company $3,000,000.

The additional option is only relevant if Morzev earns a 70% interest in the Round Top Project.

Morzev presently serves as the project manager of Round Top, with responsibility to manage, supervise, direct, and control the mining operations with respect to Round Top. Morzev assigned the ownership rights to USA Rare Earth LLC in August 2019.

Employees

Including our executive officers, we currently have two fulltime employees. Salaries for these three employees are in arrears and are accrued monthly. We also utilize the services of qualified consultants with geological and mineralogical expertise as well as individuals for accounting services.

Available Information

We make available, free of charge, on or through our Internet website, at www.TMRC.com our prospectus on Form 10-K, our quarterly reports on Form 10-Q and our current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act. Our Internet website and the information contained therein or connected thereto are not intended to be, and are not incorporated into this prospectus.

Our filings can also be viewed at our corporate offices located at 516 South Spring Avenue, Tyler, Texas 75702. Our reports, registration statements and other information can be inspected on the SEC’s website at www.sec.gov and such information can also be inspected and copies ordered at the public reference facilities maintained by the SEC at the following location: Judiciary Plaza, 100 F Street NE, Washington, D.C. 20549.

General

The information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our Common Stock. You may access and read our SEC filings through the SEC’s web site (http:www.sec.gov). This site contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the SEC.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. See “Cautionary Note Regarding Forward-Looking Statements.” Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

We currently do not have any producing properties and consequently, we have no current operating income or cash flow and have not generated any revenues. Further exploration will be required before a final evaluation as to the economic and practical feasibility of any of our properties is determined.

Liquidity and Capital Resources

At August 31, 2019, our accumulated deficit was approximately $36,576,000 and our cash position was approximately $1,825,000. In August 2019, we issued 5,111,626 shares of common stock for $1,840,185. We had a working capital surplus of approximately $448,000. We have not commenced commercial production on any of our mineral properties. We have no revenues from operations and anticipate we will have no operating revenues until we place one or more of our properties into production. All properties are in the exploration stage.

During the fiscal year ending August 31, 2019, we expended approximately $139,000 in certain metallurgical activities and we expect to expend additional amounts to fund metallurgical activities during our current fiscal year.

Other than the financial commitment with USA Rare Earth to fund operations to earn a 70% interest in the Round Top Project, we currently do not have funds to pursue exploration or development work on the Round Top Project, which means that we will be required to raise additional capital on best efforts terms if USA Rare Earth ceases funding, or find alternative means to finance the Round Top Project continued exploration activities, if warranted. Subsequent to the funding of the USA Rare Earth amount, we will need to raise a significant amount of additional capital to exploit the Round Top Project. Failure to obtain required and sufficient financing may result in the (i) delay or indefinite postponement of exploration and, if warranted, development or production in the Round Top Project and/or (ii) curtailment or cessation of our operations. This includes our leases over claims covering the Round Top Project. We cannot be certain that additional capital or other types of financing will be available if needed or that, if available, the terms of such financing will be favorable or acceptable to us. Our ability to arrange additional financing in the future is dependent upon third parties. Failure of obtaining the required capital will result in the curtailment or cessation of our business operations.

Results of Operations

Fiscal Years ended August 31, 2019 and 2018

Revenue

During the fiscal year ended August 31, 2019 we had no revenues For the fiscal year ended August 31, 2019, our net loss was approximately $1,206,000 We had no operating revenues during the fiscal years ended August 31, 2019 and 2018. We are not currently profitable. As a result of ongoing operating losses, we had an accumulated deficit of approximately $36,576,000 as of August 31, 2019.

Operating expenses and resulting losses from Operations.

We incurred exploration costs for the fiscal years ended August 31, 2019 and 2018, in the amount of approximately $139,000 and $95,000, respectively. Expenditures during fiscal year 2019 and 2018 were primarily for metallurgical testing.

Our general and administrative expenses for the fiscal year ended August 31, 2019 were approximately $785,000 of which approximately $675,000 were stock compensation for services. The remaining expenditures were primarily for accrued payroll, professional fees and other general administrative expenses necessary for our operations.

Our general and administrative expenses for the fiscal year ended August 31, 2018 were approximately $518,000 of which approximately $109,000 were for stock compensation for services. The remaining expenditures were primarily for accrued payroll and related taxes and benefits, professional fees and other general and administrative expenses necessary for our operations.

We had losses from operations for the fiscal years ended August 31, 2019 and 2018 totaling approximately $924,000 and $618,000, respectively and net losses for the fiscal years ended August 31, 2019 and 2018 totaling approximately $1,206,000 and $738,000. We had interest expense of approximately $20,000 and $23,000 and non-cash interest of approximately $269,000 and $98,000 for the fiscal years ended August 31, 2019 and 2018, respectively.

Off-Balance Sheet Arrangements

For the fiscal years ended August 31, 2019 and 2018, we have off-balance sheet arrangements for annual payments in relation to the mineral leases as disclosed in foot note 4 of the financial statements.

Recently Issued Accounting Pronouncements

The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on our results of operations, financial position, or cash flow.

Critical Accounting Estimates

Management’s discussion and analysis of financial condition and results of operations is based on our financial statements, which have been prepared in accordance with GAAP. Preparation of financial statements requires management to make assumptions, estimates and judgments that affect the reported amounts of assets, liabilities, revenues, costs and expenses, and the related disclosures of contingencies. Management bases its estimates on various assumptions and historical experience, which are believed to be reasonable; however, due to the inherent nature of estimates, actual results may differ significantly due to changed conditions or assumptions. On a regular basis, management reviews the accounting policies, assumptions, estimates and judgments to ensure that our financial statements are fairly presented in accordance with GAAP. However, because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such differences could be material. Management believes that the following critical accounting estimates and judgments have a significant impact on our financial statements; Valuation of options granted to directors and officers using the Black-Scholes model, and fair value of mineral properties. The accounting policies are described in greater detail in Note 2 to our audited financial statements for the fiscal year ended August 31, 2019.

DETERMINATION OF OFFERING PRICE

We are not selling any of the Common Stock that we are registering. The Common Stock will be sold by the selling security holders as detailed in this prospectus. Such selling security holders may sell the Common Stock at the market price as of the date of sale or a price negotiated in a private sale. Our Common Stock is listed for quotation on the OTC QB quotation systems under the symbol “TMRC.”

MARKET PRICE INFORMATION AND DIVIDEND POLICY

Market Information

Our Common Stock is listed for quotation on the OTC QB operated by OTC Markets Group Inc. under the symbol “TMRC.” The market for our Common Stock on the OTC QB is limited, sporadic and highly volatile. The quotations reflect inter-dealer prices without retail mark-up, mark-down or commission and may not represent actual transactions. The following table sets forth the range of high and low bid prices during the periods indicated.

Fiscal Year 2019	High	Low
Quarter ended August 31, 2019	$0.5	$0.28
Quarter ended May 31, 2019	$0.45	$0.19
Quarter ended February 28, 2019	$0.25	$0.21
Quarter ended November 30, 2018	$0.29	$0.17

Fiscal Year 2018	High	Low
Quarter ended August 31, 2018	$0.34	$0.17
Quarter ended May 31, 2018	$0.2	$0.15
Quarter ended February 28, 2018	$0.21	$0.14
Quarter ended November 30, 2017	$0.22	$0.17

The last bid price of our Common Stock on December 16, 2019 was $0.64 per share.

Holders

The approximate number of holders of record of our Common Stock as of December 16, 2019 was 498.

Dividends

We have not paid any cash dividends on our equity security and our Board has no present intention of declaring any cash dividends. We are not prohibited from paying any dividends pursuant to any agreement or contract.

Securities Authorized for Issuance under Equity Compensation Plans

We have adopted a stock option plan, approved by our shareholders. As of December 16, 2019, a total of 9,000,000 shares of our Common Stock have been reserved for issuances under our plan, with 4,635,000 shares being reserved for future issuance.

The following table sets forth certain information as of August 31, 2019 concerning our Common Stock that may be issued upon the exercise of options or warrants or pursuant to purchases of stock under the Amended 2008 Plan:

Plan Category	(a) Number of Securities to be Issued Upon the Exercise of Outstanding Options	(b) Weighted- Average Exercise Price of Outstanding Options	(c) Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders	4,365,000	$0.28	4,635,000
Nonplan equity compensation	1,345,000	$0.30	-
Total	5,710,000	$0.29	4,635,000

MANAGEMENT

The following table sets forth certain information with respect to our current directors and executive officers. The term for each director expires at our next annual meeting or until his or her successor is appointed and qualified. The ages of the directors and officers are shown as of the date of this prospectus:

Name	Age	Current Office with Company	Positions Held Since
Daniel E. Gorski	81	Director Chief Executive Officer	January 2007 August 2012
Anthony Marchese	62	Director	December 2009
Cecil Wall	87	Director	August 2012
Nicholas Pingitore	74	Director	August 2012
James Wolfe	82	Director	August 2012
Peter Denetclaw	60	Director	August 2019
Clark Moseley	68	Director	August 2019
Wm Chris Mathers	60	Chief Financial Officer	February 2016

Directors

Daniel E. Gorski – Mr. Gorski has served as a director of the Company since January 2006 and as the Company’s chief executive officer since August 2012. Prior thereto, Mr. Gorski served as the Company’s president and chief executive officer from January 2007 to May 2011 and chief operating officer from May 2011 to December 2011. From July 2004 to January 2006, Mr. Gorski was the co-founder and vice president of operations for High Plains Uranium Inc., a uranium exploration and development company that went public on the Toronto Stock Exchange in December 2005. Between June 1996 to May 2004, Mr. Gorski served as an officer and director of Metalline Mining Co., a publicly traded mining and development company with holdings in the Sierra Mojada Mining District, Coahuila, Mexico. From January 1992 to June 1996, Mr. Gorski was the exploration geologist under contract to USMX Inc. and worked exclusively in Latin America. Mr. Gorski earned a BS in 1960 from Sul Ross State College, in Alpine, Texas and an MA in 1970 from the University of Texas in Austin, Texas. Mr. Gorski has over fifty-one years of experience in the mining industry.

Mr. Gorski’s extensive technical knowledge and experience in the mining industry combined with his historical relationship with the Company’s principal property, the Round Top Project, permits Mr. Gorski to provide the Board with valuable insight to the exploration and development of the Round Top Project. Accordingly, the Board believes that Mr. Gorski should serve on the Board.

Anthony Marchese – Mr. Marchese has served as a director since December 2009. Since July 2018, Mr. Marchese has served as President of Marchese Management Co., LLC., a strategic advisory firm that consults to both public and private emerging growth companies. Mr. Marchese also serves as the general partner and chief investment officer of the Insiders Trend Fund, LP, an investment partnership whose mandate is to invest in those public companies whose officers and/or directors have been active acquirers of their own stock. Mr. Marchese’s prior experience includes TriPoint Global Equities (Managing Director/Capital Markets- 2012-2018), Axiom Capital Management, Inc. (Managing Director – 2011-2012), Monarch Capital Group, LLC (President and Chief Operating Officer – 2003 to 2011), Laidlaw Equities (senior vice president - April 1997 to March 2002), Southcoast Capital (senior vice president – May 1988 to April 1997), Oppenheimer & Co (limited partner – September 1982 to May 1988), Prudential-Bache (vice president – July 1981 to August 1982) and the General Motors Corporation (analyst – June 1980 to June 1981). Mr. Marchese served in the military with the Army Security Agency and the U.S. Army Intelligence and Security Command. Mr. Marchese received an MBA in Finance from the University of Chicago. Mr. Marchese provides the Board with exceptional leadership and management knowledge, having gained extensive management and corporate finance experience during the course of his career. Mr. Marchese’s specific experience, qualifications, attributes and skills described above led the Board to conclude that Mr. Marchese should serve as a member of the Board of Directors.

Cecil C. Wall – Cecil C. Wall was born in Duchene County, Utah in 1931. Mr. Wall attended Carbon County College and Utah State University. In 1969, he acquired control of a publicly traded company, Altex Oil Co. (formerly known as Mountain Valley Uranium), listed on the American Stock Exchange. Under Mr. Wall’s leadership, Altex established a 20,000 acre position in what became the Greater Altamont Field at Altamont, Utah. Mr. Wall sold his interest in Altex in 1985. Mr. Wall was also part of the founding group for the 2007 reorganization of Standard Silver Corp. which became TMRC. He sat on the TMRC board of directors and served as the Secretary and Treasurer from January 2004 to April 2012. He is currently the manager for C-Wall Investment Company, LLC, a Utah limited liability company. In addition, he is the president of several family-owned private companies, and he brings wide business experience and close relations with many of the original shareholders.

Mr. Wall’s past experience with the Company as its Secretary and Treasurer and his past experience with public companies serve the Board at this time by providing needed guidance on public company matters and insight into the Company’s historical operations. Mr. Wall’s specific experience, qualifications, attributes and skills described above led the Board to conclude that Mr. Wall should serve as a member of the Board of Directors.

Dr. Nicholas Pingitore – Dr. Nicholas Pingitore was born in New York City in 1944. Dr. Pingitore holds an AB degree from Columbia College (NYC, 1965) and a Masters (ScM) and PhD from Brown University (Providence RI, 1968 & 1973) in Geology. Since 1977, he has held a full-time faculty appointment at UTEP. In addition to being a Texas Licensed Geoscientist, Dr. Pingitore is a member of the American Chemical Society, Geochemical Society, American Association for the Advancement of Science, American Geophysical Union, Materials Research Society, Mineralogical Society of America, Society for American Archaeology, Society for Commercial Archaeology, American Rock Art Research Association, International Society for Reef Studies, Society of Economic Paleontologists and Mineralogists, and Society of the Sigma Xi. He has served for 25 years as Director of UTEP’s Electron Microprobe Laboratory, and he expects to use this instrument to study the Round Top minerals. The 2,500-foot-square geochemical laboratory that Dr. Pingitore also anticipates using to conduct research sponsored by TMRC includes three x-ray fluorescence units, a high resolution inductively coupled plasma mass spectrometer, various optical microscopes, and sample preparation facilities. Since 2000, he has been project director of approximately $7,000,000 in research funding, and a co-investigator on another $10,000,000 in grants. He has established a record for successfully managing and completing large institutional projects on time and on budget. Dr. Pingitore considers Round Top to be a national treasure. He is ready to bring his wide geologic and chemical experience, his project skills, and his insight from decades of investment in the extractive industries, to help unlock the riches of this deposit. Mr. Pingitore’s extensive experience and education in geology bring valuable expertise to the Board in relation to the Board’s oversight of the Company’s exploration and potential development activities at its Round Top Project. Mr. Pingitore’s specific experience, qualifications, attributes and skills described above led the Board to conclude that Mr. Pingitore should serve as a member of the Board of Directors.

Dr. James R. Wolfe – Dr. Wolfe and the firm he co-founded in 1995, Pacific Materials Resources, Inc. (“PMR”), were among the pioneers of the China-U.S. rare earth industry and trade. As Vice President of PMR from 1995 to 2010, Dr. Wolfe interfaced between the major rare earth producers in China and a broad spectrum of rare earth consumers in the U.S. Prior to founding PMR, from 1992 to 1995, Dr. Wolfe was President of MPV Lanthanides, Inc., a rare earth joint venture between China Metallurgical Import/Export of Inner Mongolia and U.S. interests. From 1979 to 1995, Dr. Wolfe’s professional interests centered on resource recovery from industrial and mining wastes. He served as a consultant to the steel industry, co-founded Exmet Corporation (zinc from smelter dust) and served as Executive Vice President of Williams Strategic Metals, Inc. and its predecessor, Nedlog Technology Group, Inc. Dr. Wolfe developed and implemented projects for the recovery of cobalt from slags, indium from smelter dusts, and rare earths from mine tailings. In 1970, while he was employed by the Lawrence Livermore Laboratory, Dr. Wolfe invented and patented a plasma method for producing ultra-fine refractory metal carbides. He co-founded Cal-Met Industries, Inc. in 1973 to commercialize the plasma technology. Cal-Met was bought by Fansteel Corporation in 1975. Dr. Wolfe was employed by Fansteel from 1975 to 1979 to implement the plasma technology for the manufacture of drill bits and cutting tools. Dr. Wolfe was employed by the AVCO Corporation as a space research scientist from 1965 to 1968, while working for his doctorate. Dr. Wolfe received his BS and MS in Metallurgical Engineering from the University of Washington and his PhD from the University of Missouri-Rolla in 1968. He is currently the Secretary and Trustee of The Biella Foundation.

Mr. Wolf’s experience and knowledge in the rare earth sector and his education metallurgical engineering are valuable to the Board as it assesses its potential mine development plan at its exploration stage Round Top Project. Mr. Wolf’s specific experience, qualifications, attributes and skills described above led the Board to conclude that Mr. Wolf should serve as a member of the Board of Directors.

Peter Denetclaw, Jr., – Mr. Denetclaw has served as a manager of Freeport McMoran since 2008. Mr. Denetclaw has served as vice-chair of the management committee for Navajo Transitional Energy Company since 2014.

Clark A. Moseley – Mr. Moseley has served as chief executive officer of the Morrow Pacific Project on behalf of Ambre Energy from February 2010 through September 2014. Mr. Moseley has served as chief executive officer for Navajo Transitional Energy Company since December 2014.

Wm. Chris Mathers – Mr. Mathers is a senior finance and accounting professional with more than 30 years of experience in financial accounting, mergers and acquisition, Securities and Exchange Commission compliance and operational and administrative support. Mr. Mathers holds a BBA in Accounting from Southwestern University at Georgetown, Texas, and is a certified public accountant. Mr. Mathers began his career in public accounting in 1981 with the accounting firm of Price Waterhouse focusing on multi-national public audits. From 1983 through 1989, Mr. Mathers was in private practice focusing on tax preparation, and the financial audits of corporations, partnerships and individuals. From 1989 through 1993, Mr. Mathers was a Controller and Administrative Officer of GJR Investments, Inc., a national real estate firm.

Beginning in 1994, Mr. Mathers began work as chief financial officer for several privately and publicly held companies, including: InterSystems, Inc. of Houston, Texas, a multi-state manufacturing firm; Nexus Custom Electronics, Inc., a manufacturer of circuit boards to private industry and the U.S. Department of Defense; Interactive Nutrition International, Inc., Ottawa, Canada, a manufacturer of Nutritional products.

Arrangements between Officers and Directors

To our knowledge, there is no arrangement or understanding between any of our officers and any other person, including directors, pursuant to which the officer was selected to serve as an officer.

Family Relationships

None of our Directors are related by blood, marriage, or adoption to any other director, executive officer, or other key employees.

Other Directorships

No directors of the Company are also directors of issuers with a class of securities registered under Section 12 of the Exchange Act (or which otherwise are required to file periodic reports under the Exchange Act).

Legal Proceedings

No director or officer of the Company is a party adverse to the Company or any of its subsidiaries, or has a material interest adverse to the Company or any of its subsidiaries. During the past ten years, no director or executive officer of the Company has:

(a)filed or has had filed against such person, a petition under the U.S. federal bankruptcy laws or any state insolvency law, nor has a receiver, fiscal agent or similar officer been appointed by a court for the business or property of such person, or any partnership in which such person was a general partner, at or within two years before the time of filing, or any corporation or business association of which such person was an executive officer, at or within two years before such filings;

(b)been convicted or pleaded guilty or nolo contendere in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offences);

(c)been the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting such person’s activities in any type of business, securities, trading, commodity or banking activities;

(d)been the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any U.S. federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any type of business, securities, trading, commodity or banking activities, or to be associated with persons engaged in any such activity;

(e)been found by a court of competent jurisdiction in a civil action or by the SEC, or by the U.S. Commodity Futures Trading Commission to have violated a U.S. federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

(f)been the subject of, or a party to, any U.S. federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of: (i) any U.S. federal or state securities or commodities law or regulation; or (ii) any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or (iii) any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

(g)been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C.78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the U.S. Commodity Exchange Act (7 U.S.C.1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Board of Directors Structure

The Company’s current bylaws require the Board to consist of one or more directors, the number of directors to be determined from time to time by resolution of the stockholders or by resolution of the Board. The current Board is composed of five directors.

Director Independence

The Company has four independent directors as follows:

•Anthony Marchese

•Cecil Wall

•Nicholas Pingitore

•James R Wolfe

Board Committees

The Board has established three board committees: an Audit Committee, a Compensation Committee, and a Corporate Governance and Nominating Committee.

The Audit Committee is comprised of three (3) directors all of whom, in the opinion of the Board, are independent (in accordance with Rule 10A-3 of the Exchange Act): Anthony Marchese (Chairman), Cecil Wall and Nicholas Pingitore. Mr. Marchese is a “financial expert” as defined under Item 407(d)(5) of Regulation S-K.

The Company has a Compensation Committee comprised of three (3) directors, each of whom, in the opinion of the Board, are independent: Cecil Wall (Chairman), James Wolfe and Anthony Marchese.

The Company has a Corporate Governance and Nominating Committee composed of 2 directors, James Wolfe and Nicholas Pingitore.

Compensation Committee Interlocks and Insider Participation

There are no Compensation Committee or Board interlocks among the members of the Company’s Board.

Compensation to Officers of the Company

The following summary compensation tables set forth information concerning the annual and long-term compensation for services in all capacities to the Company for the years stated for those persons who were, at August 31, 2019 named executive officers. A “named executive officer” means: (a) each Chief Executive Officer, (b) each Chief Financial Officer, (c) each of the three most highly compensated executive officers, or the three most highly compensated individuals acting in a similar capacity, other than the Chief Executive Officer and Chief Financial Officer, at the end of the most recently completed financial year; and (d) each individual who would be a named executive officer under paragraph (c) but for the fact that the individual was neither an executive officer of the Company, nor acting in a similar capacity, at the end of that financial year.

Summary Compensation Table

Name and principal position	Year	Salary (US$)	Option Awards (US$)	All Other Compensation (US$)	Total compensation (US$)
Daniel Gorski	2019	$120,000	$100,000(1)	$-	$220,000
Chief Executive Officer	2018	$120,000	$-	$-	$120,000

Wm Chris Mathers	2019	$60,000	-	$-	$60,000
Chief Financial Officer	2018	$60,000	$93,876(2)	$-	$153,876

(1)

In October 2018, our Board approved and granted an option to purchase 500,000 shares of common stock to Mr. Gorski. These options are exercisable at $0.20 per share for a period of ten years, vesting immediately and at a fair value of approximately $100,000 using the Black-Sholes pricing model. With respect to these options, the Black-Sholes pricing model was used to estimate the fail value of the option, using the assumption of a risk free interest rate of 2.880%, a dividend yield of 0%, volatility of 220.02 and an expected life of 10 years

(2)

On June 12, 2018, our Board approved and granted an option to purchase 500,000 shares of common stock to Mr. Mathers. These options are exercisable at $0.19 per share for a period of ten years, vesting immediately and at a fair value of $93,876 using the Black-Sholes pricing model. With respect to these options, the Black-Scholes pricing model was used to estimate the fair value of the option, using the assumptions of a risk free interest rate of 2.880%, a dividend yield of 0%, volatility of 222.87% and an expected life of 10 years.

In August 2012, the Company agreed to accrue Mr. Daniel Gorski, in the amount of $120,000 annually in connection with his appointment as Chief Executive Officer of the Company. The Company and Mr. Gorski have not entered into a formal written employment agreement in relation to Mr. Gorski’s compensation and employment terms as Chief Executive Officer. Mr. Mathers has been accruing $60,000 per year pursuant to an at-will employment arrangement. The Company does not believe that its compensation arrangements with its named executive officers creates inherent risks that may have a material adverse effect on the Company. Mr. Gorski is currently owed approximately $381,000 and Mr. Mathers is currently owed approximately $131,000.

Executive Compensation Agreements and Summary of Executive Compensation

Report on Executive Compensation

During the year ended August 31, 2019, the Board and the Company’s Compensation Committee, was responsible for establishing a compensation policy and administering the compensation programs of the Company’s executive officers.

Salary

The amount of compensation paid by the Company to each of the Company’s officers and the terms of those persons’ employment is determined by the Compensation Committee. The Compensation Committee evaluates past performance and considers future incentive and retention in considering the appropriate compensation for the Company’s officers. The Company believes that the compensation paid to the Company’s directors and officers is fair to the Company.

Stock Incentive Awards

The Compensation Committee believes that the use of direct stock awards is at times appropriate for employees, and in the future intends to use direct stock awards to reward outstanding service or to attract and retain individuals with exceptional talent and credentials. The use of stock options and other awards is intended to strengthen the alignment of interests of executive officers and other key employees with those of our stockholders.

 In this regard, during the fiscal year ended August 31, 2019, the Compensation Committee and the Board authorized the issuance of 500,000 stock option awards to Mr. Gorski.

Executive Compensation Agreements

Agreement with Mr. Gorski

The Company pays Mr. Daniel Gorski a salary in the amount of $120,000 annually in connection with his appointment as Chief Executive Officer of the Company. The Company and Mr. Gorski have not entered into a formal written employment agreement.

Agreement with Wm. Chris Mathers

The Company pays Mr. Wm. Chris Mathers a salary in the amount of $60,000 annually in connection with his appointment as Chief Financial Officer of the Company. The Company and Mr. Mathers have not entered into a formal written employment agreement.

Nonqualified Deferred Compensation

The Company does not offer nonqualified deferred compensation to any of its named executive officers.

Director Compensation

The following table sets forth the compensation granted to our directors during the fiscal year ended August 31, 2019. Compensation to directors that are also named executive officers is detailed above and is not included on this table.

Name	Fees Paid or Earned in Cash ($)	Fee Paid or Earned in Stock ($)	Option Awards ($)	Total ($)
Anthony Marchese	$-	$18,750	$-	$18.75
Cecil Wall	$-	$10,500	$-	$10,500
Nicholas Pingitore	$-	$7,500	$-	$7,500
James Wolfe	$-	$7,500	$-	$7,500
Peter Denetclaw, Jr.	$-	$-	$-	$-
Clark A. Moseley	$-	$-	$-	$-

The Company does not currently pay directors’ fees in cash and paid the above-referenced directors’ fees in fiscal 2019 through the issuance of shares of common stock valued at the market price at the time such fees were earned. Each of our directors are reimbursed reasonable out of pocket expenses associated with attending our board meetings.

Code of Business and Ethical Conduct

The Company has adopted a corporate code of business and ethical conduct administered by its Chief Executive Officer. The Company believes its code of business and ethical conduct is reasonably designed to deter wrongdoing and promote honest and ethical conduct, to provide full, fair, accurate, timely and understandable disclosure in public reports, to comply with applicable laws, to ensure prompt internal reporting of code violations, and to provide proper accountability.

Certain Relationships and Related Party Transactions

During the fiscal year ended August 31, 2019 we converted advances from certain officers and directors totaling $465,780 into 1,249,325 shares of Common Stock. As of August 31, 2019, there were no advances by officers and directors to the Company.

 In August 2019, the Navajo Transitional Energy Corp. purchased 5,11,625 shares of our common stock for $1,840,185. In connection with this investment, Messrs. Denetclaw and Moseley were elected and appointed directors of the Company.

The Company has a policy for the review of transactions with related persons as set forth in the Company’s Audit Committee Charter and internal practices. The policy requires review, approval or ratification of all transactions in which the Company is a participant and in which any of the Company’s directors, executive officers, significant stockholders or an immediate family member of any of the foregoing persons has a direct or indirect material interest, subject to certain categories of transactions that are deemed to be pre-approved under the policy - including employment of executive officers, director compensation (in general, where such transactions are required to be reported in the Company’s proxy statement pursuant to SEC compensation disclosure requirements), as well as certain transactions where the amounts involved do not exceed specified thresholds.

PRINCIPAL STOCKHOLDERS

The following tables set forth information as of December 16, 2019, regarding the ownership of the Company’s Common Stock by: (i) each named officer, each director and all of the Company’s directors and executive officers as a group; and (ii) each person who is known by us to own more than 5% of the Company’s shares of Common Stock. The number of shares beneficially owned and the percentage of shares beneficially owned are based on 56,228,508 shares of Common Stock outstanding as of December 16, 2019.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Shares subject to options that are exercisable within 60 days following December 16, 2019 are deemed to be outstanding and beneficially owned by the optionee for the purpose of computing share and percentage ownership of that optionee but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table, and as affected by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them. All addresses for the directors and executive officers are the Company’s address and the address for SC Fundamental Value Fund LP is 747 Third Avenue, 27th Floor, New York, NY 10017, the address for Roseland Enterprises, Ltd. is 1408 Roseland Blvd., Tyler, TX 75701, and the address for Navajo Transitional Energy Company is 4801 N. Butler Ave, Building 2000, Farmington, NM 87401.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Class Beneficially Owned
Daniel E. Gorski	7,819,400(1)	13.4%
Anthony Marchese	5,595,499(2)	9.5%
Cecil Wall	956,154(3)	1.7%
Nicholas Pingitore	1,040,239(4)	1.8%
James Wolfe	626,351(5)	1.1%
Wm Chris Mathers	540,000(6)	1%
Peter Denetclaw, Jr.	5,111,626(7)	9.1%
Clark A. Moseley	5,111,626(8)	9.1%
All directors and executive officers as a group (6 persons)	16,577,643(9)	26.4%

SC Fundamental Value Fund LP	5,000,257(10)	8.3%
Navajo Transitional Energy Company	5,111,626(11)	9.1%
Roseland Enterprises, Ltd.	3,950,000(12)	7%

* Less than 1%.

(1)Represents 5,738,020 shares of Common Stock, (i) 60,000 shares of Common Stock acquirable upon exercise of a 10 year option at an exercise price of $0.45 per share, (ii) 250,000 shares of Common Stock acquirable upon exercise of a 10 year option at an exercise price of $0.22 per share, (iii) 500,000shares of Common Stock acquirable upon exercise of 10 year option at an exercise price of $0.20 per share, (iv) 605,160 shares of Common Stock acquirable upon exercise of a 10 year warrant at an exercise price of $0.10 per share, (v) 302,580 shares of Common Stock acquirable upon exercise of a 5 year warrant at an exercise price of $0.20, and (iv) 363,640 shares of Common Stock acquirable upon exercise of 5 year warrants at an exercise price ranging from $0.35-$0.50.

(2)Represents (i) the following securities registered in the name of Mr. Marchese (a) 1,624,049 shares of Common Stock, (b) a ten year option to purchase up to 100,000 shares of Common Stock at an exercise price of $0.45 per share (c) a ten year option to purchase up to 240,000 shares of Common Stock at an exercise price of $0.45; (d) a ten year option to purchase up to 250,000 shares of Common Stock at an exercise price of $0.22; (e) a ten year option to purchase up to 500,000 shares of Common Stock at an exercise price of $0.20; (f) a 5 year warrant to purchase up to 550,300 shares of Common Stock at an exercise price of $0.10; (g) a 5 year warrant to purchase up to 275,150 shares of Common Stock at an exercise price of $0.20; (h) a 5 year warrant to purchase up to 145,000 shares of Common Stock at an exercise price ranging from $0.35 - $0.50 and (ii) the following securities registered in the name of the Insiders Trend Fund, LP., an entity in which Mr. Marchese serves as general partner and chief investment officer: 1,140,000 shares of Common Stock and 5 year warrants to purchase up to 771,000 shares of Common Stock at an exercise price ranging from $0.10-$0.20.

(3)Consists of (i) 616,154 shares of Common Stock owned by Cecil Wall as an individual and Cecil Wall as trustee for the Cecil Wall Trust, which he controls, (ii) a ten year option to purchase up to 100,000 shares of Common Stock at an exercise price of $0.45; (iii) a ten year option to purchase up to 60,000 shares of Common Stock at an exercise price of $0.45; (iv) a ten year option to purchase up to 50,000 shares of Common Stock at an exercise price of $0.22; (v) a ten year option to purchase up to 100,000 shares of Common Stock at an exercise price of $0.20 and a 5 year warrants to purchase up to 30,000 shares of Common Stock at an exercise price ranging from $0.10 - $0.20.

(4)Consists of (i) 443,295 shares of Common Stock; (ii) a ten year option to purchase up to 100,000 shares of Common Stock at an exercise price of $0.45, (iii) a ten year option to purchase up to 160,000 shares of Common Stock at an exercise price of $0.45; (iv) a ten year option to purchase up to 50,000 shares of Common Stock at an exercise price of $0.22; (v) a ten year option to purchase up to 100,000 shares of Common Stock at an exercise price of $0.20: (vi) five year warrants to purchase up to 18,000 shares of Common Stock ranging from $0.10-$0.20, and 5 year warrants to purchase up to 168,944 shares of Common Stock at an exercise price ranging from $0.35-$0.50.

(5)Consists of 310,351 shares of Common Stock and (i) a ten year option to purchase up to 100,000 shares of Common Stock at an exercise price of $0.45, (ii) a ten year option to purchase up to 60,000 shares of Common Stock at an exercise price of $0.45; (iii) a ten year option to purchase up to 50,000 shares of Common Stock at an exercise price of $0.22; (iv) a 10 year option to purchase up to 100,000 shares of Common Stock at an exercise price of $0.20 and 5 year warrants to purchase up to 6,000 shares of Common Stock ranging from $0.10-$0.20.

(6)Includes a ten-year option to purchase up to 500,000 shares of Common Stock at an exercise price of $0.19 and a ten year warrant to purchase up to 40,000 shares of Common Stock at an exercise price of $0.10.

(7)Mr. Denetclaw is deemed to be a beneficial owner of the shares of common stock owned by Navajo Transitional Energy Company.

(8)Mr. Moseley is deemed to be a beneficial owner of the shares of common stock owned by Navajo Transitional Energy Company.

(9)Includes 1,889,597 shares of Common Stock, 149,000 shares of Common Stock underlying warrants and 475,000 Shares underlying options that are currently exercisable.

(10)Represents shares held by related persons and entities SC Fundamental Value Fund, L.P., SC Fundamental LLC, Peter M. Collery, Neil H. Koffler, John T. Bird, David Hurwitz and SC Fundamental LLC Employee Savings & Profit Sharing Plan. Represents (i) 1,123,633 shares of Common Stock and, (ii) warrants to purchase 3,876,624 shares of Common Stock exercisable at $0.35 per share held by SC Fundamental Value Fund, LP.

(11)Represents shares held by the Navajo Transitional Energy Corp. Messrs. Denetclaw and Moseley have voting and investment power with respect to these shares.

(12)Represents shares held by Roseland Enterprises, LTD

Change in Control

The Company is not aware of any arrangement that might result in a change in control in the future. The Company has no knowledge of any arrangements, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in the Company’s control.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified to the fullest extent permitted under the Delaware General Corporation Law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXPERTS

Our financial statements as of August 31, 2019 and 2018 have been audited by LBB & Associates Ltd., LLP (an independent registered public accounting firm) to the extent and for the periods set forth in their report thereon, appearing elsewhere in this registration statement, and are included in reliance upon such report given on the authority of such firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of the shares of Common Stock to be sold in this offering will be passed upon by Thomas C. Pritchard, P.C., Houston, Texas. Mr. Pritchard beneficially owns 720,000 shares of Common Stock underlying a currently exercisable warrant to purchase 720,000 shares at a purchase price of $0.22 per share.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC under the Securities Act a registration statement on Form S-1 relating to the securities offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to our company and the securities we are offering by this prospectus you should refer to the registration statement, including the exhibits and schedules thereto. You may inspect a copy of the registration statement without charge at the Public Reference Room of the SEC at 100 F Street, NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The SEC’s internet address is http://www.sec.gov. We maintain a website at http://www.oncolixbio.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus.

LBB & ASSOCIATES LTD., LLP

7600 W. Tidwell, Suite 501

Houston, TX 77040

Phone: (713) 800-4343 Fax: (713) 456-2408

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Texas Mineral Resources Corp.

Sierra Blanca, Texas

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Texas Mineral Resources Corp. (the Company) as of August 31, 2019 and 2018, and the related statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended August 31, 2019, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of August 31, 2019 and 2018, and the results of its operations and its cash flows for each of the years in the two-year period ended August 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/S/ LBB & ASSOCIATES LTD., LLP

We have served as the Company’s auditor since 2011.

Houston, Texas

November 26, 2019

TEXAS MINERAL RESOURCES CORP

BALANCE SHEETS

	August 31, 2019	August 31, 2018
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$1,824,546	$31,591
Prepaid expenses and other current assets	4,450	3,333
Total current assets	1,828,996	34,924

Mineral properties, net	354,234	354,234
Deposits	4,000	4,000

TOTAL ASSETS	$2,183,230	$393,158

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$1,181,820	$1,357,013
Advances due to - related party	5,000	421,415
Current portion of note payable	193,760	260,387
Total current liabilities	1,380,580	2,038,815
Total liabilities	1,380,580	2,038,815

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Preferred stock, par value $0.001; 10,000,000 shares authorized, no shares issued and outstanding as of August 31, 2019 and August 31, 2018, respectively	-	-
Common stock, par value $0.01; 100,000,000 shares authorized, 56,228,508 and 44,941,532 shares issued and outstanding as of August 31, 2019 and August 31, 2018, respectively	562,050	449,416
Additional paid-in capital	36,817,096	33,275,248
Accumulated deficit	(36,576,496)	(35,370,321)
Total shareholders’ equity	802,650	(1,645,657)

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,183,230	$393,158

The accompanying notes are an integral part of these financial statements.

TEXAS MINERAL RESOURCES CORP

STATEMENTS OF OPERATIONS

	For the Year Ended August 31,
	2019	2018
OPERATING EXPENSES
Exploration costs	139,198	95,452
Impairment of mineral properties	-	4,360
General and administrative expenses	785,112	518,001

Total operating expenses	924,310	617,813

LOSS FROM OPERATIONS	(924,310	(617,813)

OTHER INCOME (EXPENSE)
Non-cash interest expense	(268,621)	(97,508)
Other income	6,874	-
Interest and other expense	(20,118)	(23,017)
Total other income (expense)	(281,865)	(120,525)

NET LOSS	$(1,206,175)	$(738,338)

Net loss per share:
Basic and diluted net loss per share	$(0.03)	$(0.02)

Weighted average shares outstanding:
Basic and diluted	46,737,894	44,941,533

The accompanying notes are an integral part of these financial statements.

TEXAS MINERAL RESOURCES CORP

STATEMENTS OF CASH FLOWS

	For the Year Ended August 31,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,206,175)	$(738,338)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash interest expense	268,621	97,508
Impairment of mineral properties	-	4,360
Depreciation expense	11,250	5,421
Stock based compensation	675,673	109,431
Changes in current assets and liabilities:
Prepaid expenses and other assets	1,833	23,334
Accounts payable and accrued expenses	101,278	353,545
Net cash used in operating activities	(147,520)	(144,739)

CASH FLOWS FROM INVESTING ACTIVITIES
Net cash used in investing activities	-	-

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from notes payable - related party	-	175,250
Cash from sale of common stock, net	1,971,785	-
Proceeds from exercise of common stock warrants	35,317	-
Payments on notes payable	(66,627)	-
	1,940,475	175,250

NET CHANGE IN CASH AND CASH EQUIVALENTS	1,792,955	30,511
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	31,591	1,080
CASH AND CASH EQUIVALENTS, END OF PERIOD	$1,824,546	$31,591

SUPPLEMENTAL INFORMATION:
Interest paid	$-	$-
Taxes paid	$-	$-

Non-cash Transactions:
Common stock for assets	$11,250	$-
Conversion of related party advances to common stock	$415,365	$-
Common stock issued for accrued expenses	$322,627	$-
Common stock issued for cashless exercise of common stock warrants	$1,228	$-

The accompanying notes are an integral part of these financial statements.

TEXAS MINERAL RESOURCES CORP

STATEMENTS OF SHAREHOLDERS’ EQUITY

For Year Ended August 31, 2019 and 2018

	Common Stock		Additional	Accumulated
	Shares	Amount	Paid-in Capital	Deficit	Total
Balance at August 31, 2017	44,941,532	$449,416	$33,068,309	$(34,631,983)	$(1,114,258)

Options issued to Officers and Directors	-	-	88,697	-	88,697
Options issued for services	-	-	118,242	-	118,242
Common stock issued for cash	-	-	-	-	-
Shares issued for services	-	-	-	-	-
Common stock issued for note conversion	-	-	-	-	-
Net loss	-	-	-	(738,338)	(738,338)

Balance at August 31, 2018	44,941,532	449,416	33,275,248	(35,370,321)	(1,645,657)

Options issued to Officers and Directors	-	-	256,637	-	256,637
Options issued for services	-	-	267,880	-	267,880
Common stock issued for cash	5,757,680	57,576	1,922,609	-	1,980,185
Cost of capital	598,666	5,987	(14,387)	-	(8,400)
Common stock issued to SW Range & Wildlife	500,000	5,000	100,000	-	105,000
Common stock issued for services	22,500	225	11,025	-	11,250
Common stock issued to Officers and Directors	2,084,073	20,841	301,786	-	322,627
Warrant Conversion	100,907	1,009	34,308	-	35,317
Cashless exercise of common stock warrants	122,811	1,228	(1,228)	-	-
Warrant extension	-	-	268,621	-	268,621
Common stock issued for note conversion	2,076,825	20,768	394,597	-	415,365
Net loss	-	-	-	(1,206,175)	(1,206,175)

Balance at August 31, 2019	56,228,508	$562,050	$36,817,096	$(36,576,496)	$802,650

TEXAS MINERAL RESOURCES CORP.

NOTES TO FINANCIAL STATEMENTS

AUGUST 31, 2019 AND 2018

NOTE 1 – ORGANIZATION AND NATURE OF BUSINESS

Texas Rare Earth Resources Corp (the “Company”) was incorporated in the State of Nevada in 1970. In July 2004, our articles of incorporation were amended and restated to increase the authorized capital to 25,000,000 common shares and, in April 2007, we effected a 1 for 2 reverse stock split. In September 2008, our articles of incorporation were further amended and restated to increase the authorized capital to 100,000,000 common shares with a par value of $0.01 per share and to authorize 10,000,000 preferred shares with a par value of $0.001 per share. Our fiscal year-end is August 31.

Effective September 1, 2010, we changed our name from “Standard Silver Corporation” to “Texas Rare Earth Resources Corp.” We are now a mining company engaged in the business of the acquisition and development of mineral properties. As of the date of this filing, we hold two nineteen year leases, executed in September and November of 2011, to explore and develop a 950 acre rare earths project located in Hudspeth County, Texas known as the Round Top Project and prospecting permits covering an adjacent 9,345 acres. We also own unpatented mining claims in New Mexico. We are currently not evaluating any additional prospects, and intend to focus primarily on the development of our Round Top rare earth prospect.

On August 24, 2012, we changed our state of incorporation from the State of Nevada to the State of Delaware (the “Reincorporation”) pursuant to a plan of conversion dated August 24, 2012. The Reincorporation was previously submitted to a vote of, and approved by, our stockholders at a special meeting of the stockholders held on April 25, 2012.

On March 14, 2016, the Company filed a Certificate of Amendment with the Secretary of State of the State of Delaware to amend its Certificate of Incorporation to change the name of the Company from “Texas Rare Earth Resources Corp” to “Texas Mineral Resources Corp”. The amendment was effective on March 21, 2016. The Certificate of Amendment did not make any other amendments to the Company’s Certificate of Incorporation.

NOTE 2 – SUMMARY OF ACCOUNTING POLICIES

Exploration-Stage Company

Effective January 1, 2009, the Company was, and still is, classified as an “exploration stage” company for purposes of Industry Guide 7 of the U.S. Securities and Exchange Commission (“SEC”) Under Industry Guide 7, companies engaged in significant mining operations are classified into three categories, referred to as “stages” - exploration, development, and production. Exploration stage includes all companies that do not have established reserves in accordance with Industry Guide 7. Such companies are deemed to be “in the search for mineral deposits.” Notwithstanding the nature and extent of development-type or production-type activities that have been undertaken or completed, a company cannot be classified as a development or production stage company unless it has established reserves in accordance with Industry Guide 7

Basis of Presentation

Our financial records are maintained on the accrual basis of accounting whereby revenues are recognized when earned and expenses are recorded when incurred, in accordance with generally accepted accounting principles (“GAAP”) – United States.

Cash and Cash Equivalents

We consider all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents consist of demand deposits at commercial banks. We currently do not have cash deposits at financial institutions in excess of federally insured limits.

Property and Equipment

Our property and equipment consist primarily of vehicles, furniture and equipment, and are recorded at cost. Expenditures related to acquiring or extending the useful life of our property and equipment are capitalized. Expenditures for repair and maintenance are charged to operations as incurred. Depreciation is computed using the straight-line method over an estimated useful life of 3-20 years.

Lease Deposits

From time to time, the Company makes deposits in anticipation of executing leases. The deposits are capitalized upon execution of the applicable agreements.

TEXAS MINERAL RESOURCES CORP.

NOTES TO FINANCIAL STATEMENTS

AUGUST 31, 2019 AND 2018

NOTE 2 – SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

Long-lived Assets

The Company reviews the recoverability of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through operations. To determine if these costs are in excess of their recoverable amount, periodic evaluation of carrying value of capitalized costs and any related property and equipment costs are based upon expected future cash flows and/or estimated salvage value in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC 360”), Property, Plant and Equipment. The Company’s assets susceptible to impairment analysis are the mineral properties described in foot note 4.

Revenue Recognition

Revenue is recognized when title passes to the buyer and when collectability is reasonably assured. Title passes to the buyer based on terms of the sales contract. Product pricing is determined based on contractual arrangements with the Company’s customers.

Effective January 1, 2018, the Company adopted ASC Topic 606. In May 2014, the Financial Accounting Standards Board (“FASB”) issued guidance on revenue recognition, which provides a single, comprehensive revenue recognition model for all contracts with customers and supersedes most existing revenue recognition guidance. The main principle under this guidance is that an entity should recognize revenue at the amount it expects to be entitled to in exchange for the transfer of goods or services to customers.

The Company identified the predominant changes to its accounting policies resulting from the application of this guidance and quantified the impact on its consolidated financial statements. The cumulative effect of the initial adoption of this guidance did not have any significant impact on the Company’s consolidated financial statements as the Company did not have any significant customer contracts in place at August 31, 2018. As a result, comparative prior periods have not been adjusted and continue to be reported under FASB ASC Topic 605, Revenue Recognition (“ASC 605”).

The Company’s revenue recognition policies are established in accordance with the Revenue Recognition topics of ASC 606, and accordingly, revenue is recognized when control of the promised goods or services is transferred to our clients, in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services.

Mineral Exploration and Development Costs

All exploration expenditures are expensed as incurred. Costs of acquisition and option costs of mineral rights are capitalized upon acquisition. Costs incurred to maintain current production or to maintain assets on a standby basis are charged to operations. If the Company does not continue with exploration after the completion of the feasibility study, the mineral rights will be expensed at that time. Costs of abandoned projects are charged to mining costs including related property and equipment costs. To determine if these costs are in excess of their recoverable amount, periodic evaluation of carrying value of capitalized costs and any related property and equipment costs are based upon expected future cash flows and/or estimated salvage value in accordance with ASC 360-10-35-15, Impairment or Disposal of Long-Lived Assets. Exploration costs were approximately $139,000 and $95,000 for the years ended August 31, 2019 and 2018, respectively.

Expected Funding From USA Rare Earth

In August 2018, we executed a joint venture agreement with Morzev, to develop the Round Top Deposit. Terms of the agreement require Morzev to expend up to $10 million to produce a bankable feasibility study. The funds will be allocated in two tranches, the first of $2.5 million to optimize and finalize the metallurgical processing and the remaining $7.5 million to fund the engineering, design, geotechnical work, and permitting necessary for a bankable feasibility study. Upon completion of these funding milestones, Morzev will earn and own 70% of the Round Top Project and will have a six-month option to purchase an additional 10% (bringing its ownership in the Round Top Project to 80%) for a purchase price of $3 million. In August 2019, Morzev assigned this ownership right to USA Rare Earth LLC. In connection with entering into this agreement, Morzev purchased 646,054 shares of Common Stock for $140,000.

TEXAS MINERAL RESOURCES CORP.

NOTES TO FINANCIAL STATEMENTS

AUGUST 31, 2019 AND 2018

NOTE 2 – SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

Share-based Payments

The Company estimates the fair value of share-based compensation using the Black-Scholes valuation model, in accordance with the provisions of ASC 718, Stock Compensation and ASC 505, Share-Based Payments. Key inputs and assumptions used to estimate the fair value of stock options include the grant price of the award, the expected option term, volatility of our stock, the risk-free rate, and dividend yield. Estimates of fair value are not intended to predict actual future events or the value ultimately realized by the option holders, and subsequent events are not indicative of the reasonableness of the original estimates of fair value made by the Company.

Amended 2008 Stock Option Plan

In September 2008, the Board adopted our 2008 Stock Option Plan (the “2008 Plan”), which was also approved by our shareholders in September 2008. In May 2011, the board of directors adopted an amendment to our 2008 Plan (the “Amended 2008 Plan”), which was also approved by our shareholders in August 2011. The Amended 2008 Plan increased the number of shares available for grant from 2,000,000 to up to 5,000,000 shares of our common stock for awards to our officers, directors, employees and consultants. On February 15, 2012, our stockholders approved an increase of 2,000,000 of shares of common stock available for issuance under the amended 2008 Stock Option Plan (the “Plan”). As amended, the Plan provides for 7,000,000 shares of common stock for all awards. On February 24, 2016, the stockholders of the Company approved an amendment to the Company’s 2008 Stock Option Plan, pursuant to which the number of shares available under the plan was increase from 7,000,000 to 9,000,000 shares of common stock. Other provisions of the Amended 2008 Plan remain the same as under our 2008 Plan. As of August 31, 2019, a total of 4,635,000 shares of our common stock remained available for future grants under the Amended 2008 Plan.

Income Taxes

Income taxes are computed using the asset and liability method, in accordance with ASC 740, Income Taxes. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities, and are measured using the currently enacted tax rates and laws. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

Basic and Diluted Loss Per Share

The Company computes loss per share in accordance with ASC 260, Earnings Per Share, which requires presentation of both basic and diluted earnings per share on the face of the Statements of Operations. Basic loss per share is computed by dividing net loss available to common shareholders by the weighted average number of outstanding common shares during the period. Diluted loss per share gives effect to all dilutive potential common shares outstanding during the period, including stock options and warrants using the treasury method. Dilutive loss per share excludes all potential common shares if their effect is anti-dilutive.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management believes that these financial statements include all normal and recurring adjustments necessary for a fair presentation under Generally Accepted Accounting Principles.

Fair Value Measurements

We account for assets and liabilities measured at fair value in accordance with ASC 820, Fair Value Measurements and Disclosures. ASC 820 emphasizes that fair value is a market-based measurement, not an entity-specific measurement. Therefore, a fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, ASC 820 establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified with Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).The three levels of inputs used to measure fair value are as follows:

TEXAS MINERAL RESOURCES CORP.

NOTES TO FINANCIAL STATEMENTS

AUGUST 31, 2019 AND 2018

NOTE 2 – SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

•Level 1: Observable inputs that reflect unadjusted quoted prices for identical assets or liabilities traded in active markets.

•Level 2: Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

•Level 3: Inputs that are generally unobservable. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value.

Our financial instruments consist principally of cash, accounts payable and accrued liabilities and note payable. The carrying amounts of such financial instruments in the accompanying financial statements approximate their fair values due to their relatively short-term nature. It is management’s opinion that the Company is not exposed to any significant currency or credit risks arising from these financial instruments.

Recent Accounting Pronouncements

In August 2018, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement. This ASU eliminates, modifies and adds disclosure requirements for fair value measurements. The amendments in this ASU are effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2019, with early adoption permitted. The Company is currently evaluating the effects of this ASU on its financial statements and related disclosures.

In August 2018, the SEC adopted amendments to certain disclosure requirements in Securities Act Release No. 33-10532, Disclosure Update and Simplification. The Company does not anticipate that the adoption of these SEC amendments will have a material effect on the Company’s financial position, results of operations, cash flows or shareholders’ equity.

In June 2018, the FASB issued ASU No. 2018-07, Compensation – Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. The amendments in this ASU expand the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. This new guidance is effective for the Company in fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted. The Company is currently evaluating the effects of this ASU on its financial statements and related disclosures.

In July 2017, the FASB issued ASU 2017-11, “Earnings per share”, which allows companies to exclude a down round feature when determining whether a financial instrument is considered indexed to the entity’s own stock. As a result, financial instruments with down round features may no longer be required to be accounted classified as liabilities. A company will recognize the value of a down round feature only when it is triggered and the strike price has been adjusted downward. For equity-classified freestanding financial instruments, such as warrants, an entity will treat the value of the effect of the down round, when triggered, as a dividend and a reduction of income available to common shareholders in computing basic earnings per share. The guidance in ASU 2017-11 is effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption is permitted, and the guidance is to be applied using a full or modified retrospective approach. The Company is currently evaluating the effects of this ASU on its financial statements and related disclosures.

In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business. This ASU clarifies the definition of a business when evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The guidance is effective for the Company for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted. The Company does not expect the adoption of this ASU to have a significant impact on its financial statements and related disclosures.

TEXAS MINERAL RESOURCES CORP.

NOTES TO FINANCIAL STATEMENTS

AUGUST 31, 2019 AND 2018

NOTE 2 – SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230: Classification of Certain Cash Receipts and Cash Payments). This guidance addresses specific cash flow issues with the objective of reducing the diversity in practice for the treatment of these issues. The areas identified include: debt prepayment or debt extinguishment costs; settlement of zero-coupon debt instruments; contingent consideration payments made after a business combination; proceeds from the settlement of insurance claims; proceeds from the settlement of corporate-owned life insurance policies; distributions received from equity method investees; beneficial interests in securitization transactions; and application of the predominance principle with respect to separately identifiable cash flows. The guidance will generally be applied retrospectively and is effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted. The Company does not expect the adoption of this ASU to have a significant impact on its financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which supersedes the guidance in former ASC 840, Leases. The new standard, as amended by subsequent ASUs on the Topic, requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases today. For the Company, this standard is effective for annual reporting periods beginning after December 15, 2019, and interim periods within annual periods beginning after December 15, 2020. Early adoption is permitted. The FASB issued ASU No. 2018-10 “Codification Improvements to Topic 842, Leases” and ASU No. 2018-11 “Leases (Topic 842) Targeted Improvements” in July 2018. ASU 2018-10 provides certain amendments that affect narrow aspects of the guidance issued in ASU 2016-02. ASU 2018-11 provides an optional transition method allowing entities to apply the new lease standard at the adoption date with a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption (modified retrospective approach) as opposed to restating prior period consolidated financial statements. The Company elected to adopt the standard on September 1, 2019. The Company is finalizing its new accounting policies, processes and internal controls. The Company is in the process of quantifying the full impact of the application of the new guidance; however, it expects that adoption of the new standard will not have a material effect on its consolidated statements of operations, will result in a gross-up on our consolidated balance sheets and will have no effect on our consolidated statements of cash flows.

Joint Venture

On July 15, 2015, we entered into an operating agreement (“Operating Agreement”) with K-Tech, to formalize our joint venture company, Reetech, LLC, a Delaware limited liability company (the “Reetech”), which gives TMRC the exclusive license to market K-Tech’s CIX/CIC process to other rare earth developers pursuant to the February 24, 2015 letter of intent with K-Tech. On October 18, 2015, we entered into an amendment agreement to the Operating Agreement, expanding the way in which we can earn percentage membership interests in Reetech in exchange for granting K-Tech changes in the management of Reetech and TMRC’s license from Reetech to use K-Tech’s CIX/CIC process for its properties.

The operating agreement between TMRC and K-Tech is still in effect, but due to the inactivity of our Round Top project, there has been no ongoing advancement under the operating agreement as of August 31, 2018.

The Company uses the cost method to account for its investment in the joint venture. Under the cost method, the Company recognizes its share of the earnings and losses of the joint venture as they accrue instead of when they are realized. We have elected to expense the initial investment amount of $391,000 as exploration expenses. Based upon information available we have determined there are no significant potential loss liabilities. The Company’s interest in the joint venture remains $0.

TEXAS MINERAL RESOURCES CORP.

NOTES TO FINANCIAL STATEMENTS

AUGUST 31, 2019 AND 2018

NOTE 3 – PROPERTY AND EQUIPMENT, NET

Property and equipment consist of office furniture, equipment and vehicles. The property and equipment are depreciated using the straight-line method over their estimated useful life of 3-20 years. Our property and equipment, net consist of the following:

	August 31,	August 31,
	2019	2018
Furniture & office equipment	$75,606	$75,606
Vehicles	89,185	89,185
Computers & software	48,711	48,711
Field equipment	71,396	71,396
Total cost basis	284,898	284,898
Less: Accumulated depreciation	(284,898)	(284,898)
Property & equipment, net	$-	$-

Depreciation expense for the years ending August 31, 2019 and 2018 was $0 and $5,421, respectively and is included in general and administrative expenses.

NOTE 4 – MINERAL PROPERTIES

September 2011 Lease

On September 2, 2011, we entered into a new mining lease with the Texas General Land Office covering Sections 7 and 18 of Township 7, Block 71 and Section 12 of Block 72, covering approximately 860 acres at Round Top Mountain in Hudspeth County, Texas. The mining lease issued by the Texas General Land Office gives us the right to explore, produce, develop, mine, extract, mill, remove, and market beryllium, uranium, rare earth elements, all other base and precious metals, industrial minerals and construction materials and all other minerals excluding oil, gas, coal, lignite, sulfur, salt, and potash. The term of the lease is nineteen years so long as minerals are produced in paying quantities.

Under the lease, we will pay the State of Texas a lease bonus of $142,518; $44,718 of which was paid upon the execution of the lease, and $97,800 which will be due when we submit a supplemental plan of operations to conduct mining. Upon the sale of minerals removed from Round Top, we will pay the State of Texas a $500,000 minimum advance royalty.

Thereafter, we will pay the State of Texas a production royalty equal to eight percent (8%) of the market value of uranium and other fissionable materials removed and sold from Round Top and six and one quarter percent (61/4%) of the market value of all other minerals removed and sold from Round Top.

Thereafter, assuming production of paying quantities has not been obtained, we may pay additional delay rental fees to extend the term of the lease for successive one (1) year periods pursuant to the following schedule:

	Per Acre	Total
	Amount	Amount
September 2, 2015 – 2019	$75	$67,077
September 2, 2020 – 2024	$150	$134,155
September 2, 2025 – 2029	$200	$178,873

In August 2019, we paid a delay rental to the State of Texas in the amount of $67,077.

November 2011 Lease

On November 1, 2011, we entered into a mining lease with the State of Texas covering 90 acres, more or less, of land that is adjacent to the land we purchased in September 2011 near our Round Top site. The deed was recorded with Hudspeth County on September 16, 2011. Under the lease, we paid the State of Texas a lease bonus of $20,700 which was paid upon the execution of the lease. Upon the sale of minerals removed from Round Top, we will pay the State of Texas a $50,000 minimum advance royalty. Thereafter, we will pay the State of Texas a production royalty equal to eight percent (8%) of the market value of uranium and other fissionable materials removed and sold from Round Top and six and one quarter percent (6 1/4%) of the market value of all other minerals sold from Round Top.

TEXAS MINERAL RESOURCES CORP.

NOTES TO FINANCIAL STATEMENTS

AUGUST 31, 2019 AND 2018

NOTE 4 – MINERAL PROPERTIES (CONTINUED)

Thereafter, assuming production of paying quantities has not been obtained, we may pay additional delay rental fees to extend the term of the lease for successive one (1) year periods pursuant to the following schedule:

	Per Acre	Total
	Amount	Amount
November 1, 2015 – 2019	$75	$6,750
November 1, 2020 – 2024	$150	$13,500
November 1, 2025 – 2029	$200	$18,000

In August 2019, we paid a delay rental to the State of Texas of $6,750.

March 2013 Lease

On March 6, 2013, we purchased the surface lease at the Round Top Project, known as the West Lease, from the Southwest Wildlife and Range Foundation, since renamed the Rio Grande Foundation for $500,000 cash and 1,063,830 shares of our common stock. We also agreed to support the Foundation through an annual payment of $45,000 for ten years to support conservation efforts within the Rio Grande Basin and in particular engaging in stewardship of Lake Amistad, a large and well-known fishing lake near Del Rio, Texas. The West Lease comprises approximately 54,990 acres. Most importantly, the purchase of the surface lease gave us unrestricted surface access for the potential development and mining of our Round Top Project. Through our JV partner, we are currently paying $13,235 monthly until the balance owed to the Foundation has been fully paid. We fully intend to continue with the evaluation of the mineral potential of the property, to ultimately mine the property, and to bring the lease current when funds are available.

October 2014 Surface Option and Water Lease

On October 29, 2014, we announced that we had executed agreements with the Texas General Land Office securing the option to purchase the surface rights covering the potential Round Top project mine and plant areas and, separately, a lease to develop the water necessary for the potential Round Top project mine operations. The option to purchase the surface rights covers approximately 5,670 acres over the mining lease and the additional acreage adequate to site all potential heap leaching and processing operations as currently anticipated by the Company. We may exercise the option for all or part of the option acreage at any time during the sixteen year primary term of the mineral lease. The option can be kept current by an annual payment of $10,000. The purchase price will be the appraised value of the surface at the time of exercising the option. All annual payments have been made as of the date of this filing.

The ground water lease secures our right to develop the ground water within a 13,120 acre lease area located approximately 4 miles from the Round Top deposit. The lease area contains five existing water wells. It is anticipated that all potential water needs for the Round Top project mine operations would be satisfied by the existing wells covered by this water lease. This lease has an annual minimum production payment of $5,000 prior to production of water for the operation. After initiation of production we will pay $0.95 per thousand gallons or $20,000 annually, whichever is greater. This lease remains effective as long as the mineral lease is in effect. The minimum production payment for all the fiscal years have been made as of the date of this filing.

Northeast Pennsylvania REE and Scandium Project

On June 28, 2016 TMRC executed a Memorandum of understanding with Pagnotti Enterprises Inc. of Wilkes Barre, Pennsylvania, owners of the Jeddo Coal Co., whereby under specified terms TMRC could lease one or more of Jeddo’s deposits located in the anthracite region of northeast Pennsylvania. Research by the Department of Energy (DOE) has shown that these coal deposits and the sandstones and siltstones immediately associated with them contain anomalously high values of rare earth and of particular interest, Scandium. The DOE research to date has indicated that the rare earth can be efficiently extracted from pulverized rock using ammonium sulfate as the lixiviant. TMRC is in the process of preparing an application for a federal grant to design and construct a continuous ion exchange/continuous ion chromatography (CIX/CIC) pilot plant to be delivered to a designated project area in the Appalachian cold province. TMRC and its co-applicants, K-Tech, Inventure Renewables, of Tuscaloosa, Alabama and Penn State University are proposing to plan, develop, design and install the CIX/CIC pilot plant at one of the Jeddo Coal properties. The grant was awarded in March 2017 to a consortium consisting of Inventure Renewables, Penn State, K-Tech and TMRC with Inventure being the principal investigator in the consortium. Funding began in September 2017.

TEXAS MINERAL RESOURCES CORP.

NOTES TO FINANCIAL STATEMENTS

AUGUST 31, 2019 AND 2018

NOTE 4 – MINERAL PROPERTIES (CONTINUED)

Under the terms of the Memorandum of Understanding (MOU) signed 28 June 2016, TMRC had a six month term to perform the necessary due diligence and to technically and economically evaluate the properties. Upon execution of the MOU TMRC and PEI had six months to draft and execute a formal lease agreement containing all the standard terms of mining lease agreements. Upon execution of a lease, TMRC will be obligated to pay a $5,000 per month rental or a 12% royalty whichever is greater. As of the date of this filing, no lease has been executed. This MOU has now lapsed and would have to be renegotiated if the Company were to continue this project.

NOTE 5 – NOTES PAYABLE

In relation to the Foundation lease discussed in Note 4 the Company recorded a note payable for an amount for the initial $45,000 due upon signing of lease and the nine (9) future payments due of $45,000 which has been recorded at its present value discounted with an imputed interest rate of 5% for a total note payable of $364,852. As of the date of this filing, we have not paid the June 2018, 2017 or 2016 installments of our surface lease, in the amount of $45,000 each, to the Southwest Wildlife Foundation. As a result, the full amount of the note payable has been classified as currently due. The note payable balance as of August 31, 2019 was approximately $194,000. The Company has also accrued interest expense as of August 31, 2019 in the amount of $6,500. This unpaid interest is included in accrued liabilities.

Related Party Notes Payable and Advances

The Company had loans totaling $421,415 outstanding as of August 31, 2018 from directors of the Company. The loans were due March 1, 2017, are non-interest bearing, and unsecured.

In July 2019, as additional consideration for the loans, we issued in total 832,830 common stock purchase warrants. The warrants have an exercise price of $0.40 and term of five years. The warrants have a fair value of $268,621 at the date of issuance determined using the Black-Scholes option-pricing model. The assumptions used to calculate the fair market value are as follows: (i) risk-free interest rate of 1.880% (ii) estimated volatility of 91% (iii) dividend yield of 0.00% and (iv) expected life of the warrants of five years. The $268,621 was recorded as loss on conversion during the year ended August 31, 2109.

The Company issued 2,076,825 common shares to various directors totaling $415,365 in notes payable on August 16, 2019. See summary below:

		Common		Warrants
	Amount	Shares	Warrants	Fair Value
Director	$3,000	15,000	6,000	$1,919
Director	165,500	827,500	331,000	106,796
Director	5,000	25,000	10,000	4,155
Director	1,000	5,000	2,000	831
Director	89,625	448,125	179,250	57,336
Director	151,240	756,200	302,580	96,753
Total converted	$415,365	2,076,825	830,830	$267,790

On January 12, 2017 the Company entered into a loan totaling $10,000 from an officer of the Company. The loans are due July 12, 2017, are non-interest accruing, and unsecured. As of this filing the loans are in default and due upon demand. At origination, as additional consideration for the loans, we issued 20,000 common stock purchase warrants. The warrants have an exercise price of $0.10 and term of five years. The loans have a relative fair value of $6,771 and the warrants have a relative fair value of $3,229 at the date of issuance determined using the Black-Scholes option-pricing model. The assumptions used to calculate the fair market value are as follows: (i) risk-free interest rate of 1.87% (ii) estimated volatility of 240% (iii) dividend yield of 0.00% and (iv) expected life of the warrants of five years. The notes payable balance as of August 31, 2019 and August 31, 2018 was $4,000 and $10,000. The value of the warrant was amortized to interest expense over the term of the note payable.

The Company has an advance due upon demand of $1,000 as of August 31, 2019 and 2018.

TEXAS MINERAL RESOURCES CORP.

NOTES TO FINANCIAL STATEMENTS

AUGUST 31, 2019 AND 2018

NOTE 6 – INCOME TAXES

The following table sets forth a reconciliation of the federal income tax benefit to the United States federal statutory rate for the years ended August 31, 2018 and 2017:

	2019	2018
Loss before provision for income taxes	$(1,206,000)	$(738,000)
Income tax benefit at 21% statutory rate	253,000	244,000
Increase in valuation allowance	(253,000)	(244,000)
	$-	$-

The tax effects of the temporary differences between reportable financial statement income and taxable income are recognized as a deferred tax asset and liability. Significant components of the deferred tax assets are set out below along with a valuation allowance to reduce the net deferred tax asset to zero.

Management has established a valuation allowance because of the potential that the tax benefits underlying deferred tax asset may not be realized. Significant components of our deferred tax asset at August 31, 2019 and 2018 are as follows:

	2019	2018
Net operating loss carryforward	$4,742,000	$4,572,000
Stock-based compensation	1,781,000	1,728,000
Assets, exploration cost, depreciation and amortization	3,734,000	3,734,000
Impairment of surface lease	474,000	474,000
Less valuation allowance	(10,761,000)	(10,508,000)
Net deferred tax asset	$-	$-

As a result of a change in control effective in April 2007, our net operating losses prior to that date may be partially or entirely unavailable, by law, to offset future income and, accordingly, are excluded from the associated deferred tax asset.

The gross net operating loss carryforward in the approximate amount of $13,384,000 will begin to expire in 2022. We file income tax returns in the United States and in one state jurisdiction. With few exceptions, we are no longer subject to United States federal income tax examinations for fiscal years ending before 2011 and is no longer subject to state tax examinations for years before 2010.

We also record any financial statement recognition and disclosure requirements for uncertain tax positions taken or expected to be taken in a tax return. Financial statement recognition of the tax position is dependent on an assessment of a 50% or greater likelihood that the tax position will be sustained upon examination, based on the technical merits of the position. Any interest and penalties related to uncertain tax positions are recorded as interest expense. We believe we have no uncertain tax positions at August 31, 2019 and 2018.

NOTE 7 – SHAREHOLDERS’ EQUITY

Our authorized capital stock consists of 100,000,000 shares of common stock, with a par value of $0.01 per share, and 10,000,000 preferred shares with a par value of $0.001 per share.

All shares of common stock have equal voting rights and, when validly issued and outstanding, are entitled to one non-cumulative vote per share in all matters to be voted upon by shareholders. The shares of common stock have no pre-emptive, subscription, conversion or redemption rights and may be issued only as fully paid and non-assessable shares. Holders of the common stock are entitled to equal ratable rights to dividends and distributions with respect to the common stock, as may be declared by our Board of Directors (our “Board”) out of funds legally available. In the event of a liquidation, dissolution or winding up of the affairs of the Corporation, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding.

On November 13, 2018, we received $140,000 for 646,054 common shares as consideration for a joint venture agreement and paid $8,400 to the broker.

On October 17, 2018, we issued 500,000 common shares valued at $105,000 to the director of the Rio Grande Foundation as consideration for not placing us in default on the note payable to the Foundation.

TEXAS MINERAL RESOURCES CORP.

NOTES TO FINANCIAL STATEMENTS

AUGUST 31, 2019 AND 2018

NOTE 7 – SHAREHOLDERS’ EQUITY (CONTINUED)

In June 2019, we issued 22,500 shares of our common stock for website services.

In June 2019, we received proceeds in the amount of $35,317 for 100,907 shares of our Common Stock issued upon the exercise of common stock warrants.

In July 2019, we issued 122,811 shares for a cashless exercise of 122,811 Common Stock warrants.

In August 2019, we issued 2,084,073 shares of our Common Stock to our Directors for Directors fees in arrears.

In August 2019, we issued 2,076,825 shares of our Common Stock to certain Directors for the conversion of notes owed to them.

In August 2019, we issued 5,757,680 shares of our Common Stock for $1,971,785 to an investor, including cost of capital in the amount of $8,400 and 598,666 shares of our Common Stock.

During the fiscal year ended August 31, 2019, we issued 1.300,000 options to our Directors.

During the fiscal year ended August 31, 2019, we issued 830,000 options for services.

We have 56,228,508 shares of our common stock outstanding as of August 31, 2019.

The following table sets forth certain information as of August 31, 2019 and 2018 concerning our common stock that may be issued upon the exercise of options not under the Amended 2008 plan and pursuant to purchases of stock under the Amended 2008 Plan:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (In Years)	Grant Date Fair Value
Outstanding at August 31, 2017	5,085,000	$0.36	5.37	$1,808,350

Vested and exercisable at August 31, 2017	5,085,000	0.36	5.37	1,808,350
Options granted	620,000	0.21	7.77	109,431
Options exercised	-	-	-	-
Options cancelled/forfeited/expired	1,785,000	0.44	-	533,296
Outstanding at August 31, 2018	3,920,000	0.32	4.31	1,384,485
Vested and exercisable at August 31, 2018	3,920,000	0.32	4.31	1,384,485
Options granted	2,130,000	0.21	7.48	524,517
Options exercised	-	-	-	-
Options cancelled/forfeited/expired	340,000	0.41	-	146,162
Vested and exercisable at August 31, 2019	5,710,000	$0.28	5.41	$1,762,840

During the year ended August 31, 2019, the Company granted a total of 2,130,000 stock options with a fair value of approximately $524,000 on the date of grant. The fair value of the options was determined using the Black-Scholes option-pricing model. The weighted average assumptions used to calculate the fair market value are as follows: (i) risk-free interest rate of 2.5 to 2.9% (ii) estimated volatility of 84% (iii) dividend yield of 0.00% and (iv) expected life of all options of 5 years.

During the year ended August 31, 2018, the Company granted a total of 620,000 stock options with a fair value of approximately $109,000 on the date of grant. The fair value of the options was determined using the Black-Scholes option-pricing model. The weighted average assumptions used to calculate the fair market value are as follows: (i) risk-free interest rate of 2.9% (ii) estimated volatility of 102% (iii) dividend yield of 0.00% and (iv) expected life of all options of 5 years.

During the years ended August 31, 2019 and 2018, the Company recognized total stock based compensation expenses of $524,517 and $109,431, respectively, for vesting options.

TEXAS MINERAL RESOURCES CORP.

NOTES TO FINANCIAL STATEMENTS

AUGUST 31, 2019 AND 2018

NOTE 7 – SHAREHOLDERS’ EQUITY (CONTINUED)

Warrants

Warrant activity for the years ended August 31, 2019 and 2018 are as follows:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (In Years)	Grant Date Fair Value
Outstanding at August 31, 2017	16,148,010	$0.38	0.84	$3,180,071.35

Vested and exercisable at August 31, 2017	16,148,010	0.38	0.84	3,180,071
Warrants granted	701,000	0.2	3.72	97,508
Warrants exercised	-	-	-	-
Warrants cancelled/forfeited/expired	-	-	-	-
Outstanding at August 31, 2018	16,849,010	0.37	0.96	3,277,579
Vested and exercisable at August 31, 2018	16,849,010	0.37	0.96	3,277,579
Warrants granted	832,830	0.2	4.88	268,621
Warrants exercised	223,718	0.35	-	44,868
Warrants cancelled/forfeited/expired
Outstanding at August 31, 2019	17,458,122	0.36	1.16	3,501,332

During the year ended August 31, 2019, the Company granted a total of 832,830 common stock warrants with a fair value of approximately $269,000 on the date of grant. The fair value of the options was determined using the Black-Scholes option-pricing model. The weighted average assumptions used to calculate the fair market value are as follows: (i) risk-free interest rate of 2.5 to 2.9% (ii) estimated volatility of 84% (iii) dividend yield of 0.00% and (iv) expected life of all warrants of 5 years.

During the year ended August 31, 2018, the Company granted a total of 701,000 stock options with a fair value of approximately $98,000 on the date of grant. The fair value of the options was determined using the Black-Scholes option-pricing model. The weighted average assumptions used to calculate the fair market value are as follows: (i) risk-free interest rate of 2.9% (ii) estimated volatility of 102% (iii) dividend yield of 0.00% and (iv) expected life of all warrants of 5 years.

During the years ended August 31, 2019 and 2018, the Company recognized total non-cash interest expense of $268,621 and $97,508, respectively, for vesting warrants.

NOTE 8 – RELATED PARTY TRANSACTIONS

In July 2019, as additional consideration for the loans, we issued in total 832,830 common stock purchase warrants. The warrants have an exercise price of $0.40 and term of five years. The warrants have a fair value of $268,621 at the date of issuance determined using the Black-Scholes option-pricing model. The assumptions used to calculate the fair market value are as follows: (i) risk-free interest rate of 1.880% (ii) estimated volatility of 91% (iii) dividend yield of 0.00% and (iv) expected life of the warrants of five years. The $268,621 was recorded as non-cash interest expense during the year ended August 31, 2019.

The Company issued 2,076,825 common shares to various directors totaling $415,365 in notes payable on August 16, 2019.

NOTE 9 – SUBSEQUENT EVENTS

None

TEXAS MINERAL RESOURCES CORP.

11,032,730 Shares

of Common Stock

PROSPECTUS

_____________, 2019

Until________________, 2020 all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

BACK COVER PAGE

Part II

Information not required in prospectus

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses to be incurred in connection with the distribution of the securities being registered. The expenses shall be paid by the Company.

SEC registration fees	$850
Legal fees	$20,000
Accounting fees	$5,000
EDGAR/financial printing	$1,000
Misc.	$700
Total	$27,550

Item 14. Indemnification of directors and officers

Our Certificate of Incorporation provides to the fullest extent permitted by Delaware law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Certificate of Incorporation is to eliminate our right and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in its Certificate of Incorporation are necessary to attract and retain qualified persons as directors and officers.

Our Certificate of Incorporation also provide that we shall indemnify, advance expenses, and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except for claims for indemnification (following the final disposition of such Proceeding) or advancement of expenses not paid in full, we shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized in the specific case by our Board of Directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities

Unless otherwise indicated below, the following securities were offered and sold in reliance upon exemptions from registration pursuant to Section 4(a)(2) of the Securities Act and/or Regulation D (“Regulation D”) promulgated under the Securities Act. In connection with transactions below issued in reliance on Section 4(a)(2) of the Securities Act or Regulation D, other than issuances to the Company’s officers, directors, employees and consultants for services, the Company made the determination that Section 4(a)(2) or Regulation D applied based on the representations of the investors which included, in pertinent part, that each such investor was an “accredited investor” within the meaning of Rule 501 of Regulation D (there were no non-accredited investors in any of the offerings) and upon such further representations from each investor that (i) such investor is acquiring the securities for its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (ii) such investor agrees not to sell or otherwise transfer the purchased securities or shares underlying such securities unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (iii) such investor has knowledge and experience in financial and business matters such that such investor is capable of evaluating the merits and risks of an investment in us, (iv) such investor had access to all of the Company’s documents, records, and books pertaining to the investment and was provided the opportunity to ask questions and receive answers regarding the terms and conditions of the offerings and to obtain any additional information which the Company possessed or was able to acquire without unreasonable effort and expense, and (v) such investor was acquiring the securities not with a view to sale or distribution and could afford the complete loss of such investment. In addition, there was no general solicitation or advertising for securities issued in reliance upon Regulation D and the investors received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration or an available exemption from such registration.

Date	Description	Number of Shares	Purchaser	Proceeds ($)	Consideration
September 30, 2016	Common Stock Purchase Options	10,000(A)	Consultant	non-cash	Advisory Services
October 31, 2016	Common Stock Purchase Options	10,000(A)	Consultant	non-cash	Advisory Services
November 30, 2016	Common Stock Purchase Options	10,000(A)	Consultant	non-cash	Advisory Services
December 31, 2016	Common Stock Purchase Options	10,000(A)	Consultant	non-cash	Advisory Services
January 31, 2017	Common Stock Purchase Options	10,000(A)	Consultant	non-cash	Advisory Services
February 29, 2017	Common Stock Purchase Options	10,000(A)	Consultant	non-cash	Advisory Services
March 31, 2017	Common Stock Purchase Options	10,000(A)	Consultant	non-cash	Advisory Services
April 30, 2017	Common Stock Purchase Options	10,000(A)	Consultant	non-cash	Advisory Services
May 31, 2017	Common Stock Purchase Options	10,000(A)	Consultant	non-cash	Advisory Services
June 30, 2017	Common Stock Purchase Options	10,000(A)	Consultant	non-cash	Advisory Services
July 31, 2017	Common Stock Purchase Options	10,000(A)	Consultant	non-cash	Advisory Services
August 31, 2017	Common Stock Purchase Options	10,000(A)	Consultant	non-cash	Advisory Services
September 2017	Common Stock Purchase Options	10,000(A)	Consultant	non-cash	Advisory Services
October 2017	Common Stock Purchase Options	10,000(A)	Consultant	non-cash	Advisory Services
October 2017	Common Stock Warrants	67,000(A)	Director	non-cash	Advances
November 2017	Common Stock Purchase Options	10,000(A)	Consultant	non-cash	Advisory Services
December 2017	Common Stock Purchase Options	10,000(A)	Consultant	non-cash	Advisory Services
December 2017	Common Stock Warrants	56,000(A)	Director	non-cash	Advances
January 2018	Common Stock Purchase Options	10,000(A)	Consultant	non-cash	Advisory Services
January 2018	Common Stock Warrants	20,000(A)	Director	non-cash	Advances
February 2018	Common Stock Purchase Options	10,000(A)	Consultant	non-cash	Advisory Services
February 2018	Common Stock Warrants	62,000(A)	Director	non-cash	Advances
March 2018	Common Stock Purchase Options	10,000(A)	Consultant	non-cash	Advisory Services
March 2018	Common Stock Warrants	10,000(A)	Director	non-cash	Advances
April 2018	Common Stock Purchase Options	10,000(A)	Consultant	non-cash	Advisory Services
April 2018	Common Stock Warrants	56,000(A)	Director	non-cash	Advances
May 2018	Common Stock Purchase Options	10,000(A)	Consultant	non-cash	Advisory Services
May 2018	Common Stock Warrants	30,000(A)	Director	non-cash	Advances
June 2018	Common Stock Purchase Options	10,000(A)	Consultant	non-cash	Advisory Services
June 2018	Common Stock Purchase Options	500,000(A)	Officer	non-cash	Services
July 2018	Common Stock Purchase Options	10,000(A)	Consultant	non-cash	Advisory Services
July 2018	Common Stock Warrants	40,000(A)	Director	non-cash	Advances
August 2018	Common Stock Purchase Options	10,000(A)	Consultant	non-cash	Advisory Services

August 2018	Common Stock Warrants	360,000(A)	Directors	non-cash	Advances
October 2018	Common Stock Purchase Options	1,300,000(A)	Directors	non-cash	Services
October 2018	Common Stock	500,000(A)	Note holder	non-cash	Services
November 2018	Common Stock Purchase Options	30,000(A)	Consultant	non-cash	Advisory Services
December 2018	Common Stock Purchase Options	10,000(A)	Consultant	non-cash	Advisory Services
January 2019	Common Stock Purchase Options	10,000(A)	Consultant	non-cash	Advisory Services
January 2019	Common Stock	646,054	Investor	$140,000	Cash
February 2019	Common Stock Purchase Options	10,000(A)	Consultant	non-cash	Advisory Services
February 2019	Common Stock Warrants	720,000(A)	Consultant	non-cash	Advisory Services
March 2019	Common Stock Purchase Options	10,000(A)	Consultant	non-cash	Advisory Services
April 2019	Common Stock Purchase Options	10,000(A)	Consultant	non-cash	Advisory Services
May 2019	Common Stock Purchase Options	10,000(A)	Consultant	non-cash	Advisory Services
August 2019	Common Stock	5,111,626	Investor	1,840,185	Cash
August 2019	Common Stock Purchase Options	2,142,897	Directors	non-cash	Services
August 2019	Common Stock	2,076,825	Directors	$465,780	Debt Conversion
August 2019	Common Stock Warrants	2,564,190(A)	Directors	non-cash	Consideration for Debt Extensions
August 2019	Common Stock Warrants	720,000(A)	Directors	non-cash	Consideration for Debt Extensions

(A)Shares of Common Stock underlying derivative securities.

Item 16. Exhibits

The following exhibits are attached hereto or are incorporated by reference:

Exhibit No.	Description
2.1	Plan of Conversion, dated August 24, 2012, incorporated by reference to Exhibit 2.1 of our Form 8-K filed with the SEC on August 29, 2012.
3.1	Delaware Certificate of Conversion, incorporated by reference to Exhibit 3.1 of our Form 8-K filed with the SEC on August 29, 2012.
3.2	Delaware Certificate of Incorporation, incorporated by reference to Exhibit 3.2 of our Form 8-K filed with the SEC on August 29, 2012.
3.3	Delaware Certificate of Amendment, incorporated by reference to Exhibit 3.1 of our Form 8-K filed with the SEC on March 18, 2016
3.4	Delaware Bylaws, incorporated by reference to Exhibit 3.3 of our Form 8-K filed with the SEC on August 29, 2012.
4.1	Form of Common Stock Certificate, incorporated by reference to Exhibit 4.1 of our Form 10-K for the period ended August 31, 2009 filed with the SEC on February 8, 2011.
4.2	Form of Warrant Indenture, incorporated by reference to Exhibit 4.2 of our Form S-1/A filed with the SEC on December 10, 2014.
4.3	Form of Class A Warrant, included as Schedule A in Exhibit 4.2.
4.4	Form of Class B Warrant, included as Schedule B in Exhibit 4.2.
5.1	Legal opinion(1)
10.1	Amended and Restated 2008 Stock Option Plan, incorporated by reference to Exhibit 10.1 of our Form 10-Q for the period ended May 31, 2011 filed with the SEC on July 15, 2011.
10.2	Mining Lease, incorporated by reference to Exhibit 10.2 of our Form 10-K for the period ended August 31, 2009 filed with the SEC on February 8, 2011.
10.3

Mining Lease dated November 2011 with the State of Texas, incorporated by reference to Exhibit 10.3 of of the Company’s Annual Report on Form 10-K for the period ended August 31, 2019 filed with the SEC on November 27, 2019.

10.4

Purchase option agreement dated September 2014 with the State of Texas, incorporated by reference to Exhibit 10.4 of of the Company’s Annual Report on Form 10-K for the period ended August 31, 2019 filed with the SEC on November 27, 2019.

10.5

Groundwater lease dated September 2014 with the State of Texas, incorporated by reference to Exhibit 10.5 of of the Company’s Annual Report on Form 10-K for the period ended August 31, 2019 filed with the SEC on November 27, 2019.

10.6	ReeTech Operating Agreement, incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K as filed with the Commission on July 21, 2015.
10.7	Amendment Number One to the Reetech Operating Agreement, incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K as filed with the Commission on November 30, 2015.
10.8	Amendment Number One to the TRER License, incorporated by reference to Exhibit 10.3 to the Company’s Form 8-K as filed with the Commission on November 30, 2015.
10.9*

Director’s Agreement by and between the Company and Anthony Marchese, incorporated by reference to Exhibit 10.6 of our Form 10-K for the period ended August 31, 2009 filed with the SEC on February 8, 2011.

10.10*

Summary of Dan Gorski Employment Arrangement, incorporated by reference to Exhibit 10.10 of of the Company’s Annual Report on Form 10-K for the period ended August 31, 2019 filed with the SEC on November 27, 2019.

10.11*

Summary of Wm. Chris Mathers Employment Arrangement, incorporated by reference to Exhibit 10.11 of of the Company’s Annual Report on Form 10-K for the period ended August 31, 2019 filed with the SEC on November 27, 2019.

10.12*	Option Agreement for Wm. Chris Mathers incorporated by reference to Exhibit 10.21 of our Amendment No. 2 to its Registration Statement on Form S-1 (333-172116) filed with the SEC on May 25, 2011.
10.13*	Form of Directors Option Agreement incorporated by reference to Exhibit 10.22 of our Amendment No. 2 to its Registration Statement on Form S-1 (333-172116) filed with the SEC on May 25, 2011.
10.14

Consulting Agreement between the Company and Chemetals, Inc., dated January 22, 2013, incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on January 28, 2013.

10.15

Lease Agreement between the Company and Southwest Range & Wildlife Foundation, Inc., dated March 6, 2013, incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on March 12, 2013.

10.16

Variation agreement with Morzev PTY LTD. (USA Rare Earth) dated October 2018, incorporated by reference to Exhibit 10.16 of the Company’s Annual Report on Form 10-K for the period ended August 31, 2019 filed with the SEC on November 27, 2019.

10.17

Amended and Restated Option Agreement with Morzev (USA Rare Earth) dated August 2019, incorporated by reference to Exhibit 10.17 of the Company’s Annual Report on Form 10-K for the period ended August 31, 2019 filed with the SEC on November 27, 2019.

23.1	Consent of Counsel (incorporated in Exhibit 5.1)
23.2	Consent of Auditor(1)

101.INS(2)	XBRL Instance Document
101.SCH(2)	XBRL Taxonomy Extension — Schema
101.CAL(2)	XBRL Taxonomy Extension — Calculations
101.DEF(2)	XBRL Taxonomy Extension — Definitions
101.LAB(2)	XBRL Taxonomy Extension — Labels
101.PRE(2)	XBRL Taxonomy Extension — Presentations

* Management contract or compensatory plan or arrangement.

(1)Filed herewith.

(2)Submitted Electronically Herewith. Attached as Exhibit 101 to this report are the following formatted in XBRL (Extensible Business Reporting Language): (i) Balance Sheets at August 31, 2018 and 2017 and May 31, 2019 and 2018; (ii) Statements of Operations for the years ended August 31, 2018 and 2017 and the nine months ended May 31, 2019 and 2018; (iii) Statements of Cash Flows for the years ended August 31, 2018 and 2017 and the nine months ended May 31, 2019 and 2018; (iv) Statements of Shareholders’ Equity for the years ended August 31, 2018 and 2017 and the nine months ended May 31, 2019 and 2018; and (v) Notes to Financial Statements.

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, on December 26, 2019.

TEXAS MINERAL RESOURCES CORP.

By:	/s/ Daniel E. Gorski
Daniel E. Gorski
Chief Executive Officer and
Principal Executive Officer

By:	/s/ Wm. Chris Mathers
Wm. Chris Mathers
Chief Financial Officer,
Principal Financial Officer, and
Principal Accounting Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated

Signature	Capacity	Date
/s/ Daniel E Gorski	Director	December 26, 2019
Daniel E Gorski

/s/ Nicholas Pingitore	Director	December 26, 2019
Nicholas Pingitore

/s/ James R Wolfe	Director	December 26, 2019
James R Wolfe

/s/ Anthony Marchese	Director	December 26, 2019
Anthony Marchese